Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CB FINANCIAL SERVICES, INC.

AND

FIRST WEST VIRGINIA BANCORP, INC.

DATED AS OF

November 16, 2017

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS	1
1.1 Certain Definitions.	1
ARTICLE II THE MERGER	10
2.1 Merger.	10
2.2 Closing; Effective Time.	10
2.3 Articles of Incorporation and Bylaws.	10
2.4 Directors of the Surviving Corporation.	10
2.5 Effects of the Merger.	11
2.6 Tax Consequences.	11
2.7 Possible Alternative Structures.	11
2.8 Bank Merger.	11
2.9 Absence of Control.	12
ARTICLE III CONVERSION OF SHARES	12
3.1 Conversion of First West Virginia Common Stock; Merger Consideration.	12
3.2 Election and Proration Procedures.	14
3.3 Procedures for Exchange of First West Virginia Common Stock.	16
3.4 Reservation of Shares.	18
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF first west virginia	18
4.1 Standard.	18
4.2 Organization.	18
4.3 Capitalization.	19
4.4 Authority; No Violation.	20
4.5 Consents.	21
4.6 Financial Statements.	21
4.7 Taxes.	22
4.8 No Material Adverse Effect.	23
4.9 Material Contracts; Leases; Defaults.	23
4.10 Ownership of Property; Insurance Coverage.	25
4.11 Legal Proceedings.	26
4.12 Compliance with Applicable Law.	26
4.13 Employee Benefit Plans.	27
4.14 Brokers, Finders and Financial Advisors.	30
4.15 Environmental Matters.	30
4.16 Loan Portfolio.	32
4.17 Related Party Transactions.	33
4.18 Deposits.	33
4.19 Board Approval.	33
4.20 Risk Management Instruments.	33
4.21 Fairness Opinion.	34
4.22 Intellectual Property.	34
4.23 Duties as Fiduciary.	35
4.24 Employees; Labor Matters.	35
4.25 First West Virginia Information Supplied.	36
4.26 Internal Controls.	36
4.27 Bank Owned Life Insurance.	37
ARTICLE V REPRESENTATIONS AND WARRANTIES OF CB	37
5.1 Standard.	37
5.2 Organization.	37
5.3 Capitalization.	38
5.4 Authority; No Violation.	39
5.5 Consents.	40
5.6 Financial Statements.	40
5.7 Taxes.	41

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5.8 No Material Adverse Effect.	42
5.9 Ownership of Property; Insurance Coverage.	42
5.10 Legal Proceedings.	43
5.11 Compliance with Applicable Law.	43
5.12 Employee Benefit Plans.	44
5.13 Brokers, Finders and Financial Advisors.	45
5.14 Environmental Matters.	46
5.15 Loan Portfolio.	47
5.16 Related Party Transactions.	48
5.17 Board Approval.	48
5.18 Risk Management Instruments.	48
5.19 Fairness Opinion.	48
5.20 Duties as Fiduciary.	49
5.21 Employees; Labor Matters.	49
5.22 CB Information Supplied.	49
5.23 Internal Controls.	50
5.24 Securities Documents.	50
5.25 CB Common Stock.	51
5.26 Available Funds	51
ARTICLE VI COVENANTS OF FIRST WEST VIRGINIA	51
6.1 Conduct of Business.	51
6.2 Current Information.	55
6.3 Access to Properties and Records.	57
6.4 Financial and Other Statements.	57
6.5 Maintenance of Insurance.	58
6.6 Disclosure Supplements.	58
6.7 Consents and Approvals of Third Parties.	58
6.8 All Reasonable Efforts.	58
6.9 Failure to Fulfill Conditions.	58
6.10 No Solicitation.	59
6.11 Termination of Certain First West Virginia Benefit Plans	60
6.12 Stockholder Litigation.	60
ARTICLE VII COVENANTS OF CB	61
7.1 Conduct of Business.	61
7.2 Financial and Other Statements.	61
7.3 Disclosure Supplements.	61
7.4 Consents and Approvals of Third Parties.	62
7.5 All Reasonable Efforts.	62
7.6 Failure to Fulfill Conditions.	62
7.7 Employee Matters.	62
7.8 Directors and Officers Indemnification and Insurance.	64
7.9 Stock Listing.	66
7.10 Reservation of Stock.	66
7.11 Communications to First West Virginia Employees; Training.	66
ARTICLE VIII REGULATORY AND OTHER MATTERS	66
8.1 Meetings of Stockholders.	66
8.2 Joint Proxy Statement-Prospectus; Merger Registration Statement.	67
8.3 Regulatory Approvals.	68
ARTICLE IX CLOSING CONDITIONS	69
9.1 Conditions to Each Party’s Obligations Under this Agreement.	69
9.2 Conditions to the Obligations of CB Under this Agreement.	70
9.3 Conditions to the Obligations of First West Virginia Under this Agreement.	71
ARTICLE X TERMINATION, AMENDMENT AND WAIVER	72
10.1 Termination.	72
10.2 Effect of Termination.	73
10.3 Amendment, Extension and Waiver.	75

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ARTICLE XI MISCELLANEOUS	75
11.1 Confidentiality.	75
11.2 Public Announcements.	76
11.3 Survival.	76
11.4 Notices.	76
11.5 Parties in Interest.	77
11.6 Complete Agreement.	77
11.7 Counterparts.	77
11.8 Severability.	78
11.9 Governing Law.	78
11.10 Interpretation.	78
11.11 Specific Performance.	78
11.12 Waiver of Trial by Jury.	79

EXHIBITS

A   Form of Voting Agreement
B   Agreement and Plan of Bank Merger

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 16, 2017, is entered into by and between CB Financial Services, Inc., a Pennsylvania corporation, and First West Virginia Bancorp, Inc., a West Virginia corporation.

Recitals

1.               The Board of Directors of each of CB and First West Virginia (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of their respective companies and stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies and (iii) has approved this Agreement.

2.               As a condition to the willingness of CB to enter into this Agreement, all of the directors and executive officers of First West Virginia have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with CB (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of First West Virginia Common Stock (as defined herein) owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement.

3.               The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1             Certain Definitions.

As used in this Agreement, the following terms have the following meanings.

“ACA” shall mean the Patient Protection and Affordable Care Act.

“Acquisition Proposal” shall mean any proposal or offer, whether or not in writing, as to any of the following (other than the transactions contemplated hereunder) involving First West Virginia or any First West Virginia Subsidiary: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of First West Virginia and the First West Virginia Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of First West Virginia or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

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“Advisory Board” shall have the meaning set forth in Section 7.7.7.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this agreement, the exhibits and schedules hereto and any amendment hereto.

“Bank Merger” shall mean the merger of Progressive Bank with and into Community Bank, with Community Bank as the surviving or resulting institution.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the PDOB, the FRB, the OCC and the FDIC, which regulates or has the statutory authority to regulate Community Bank, Progressive Bank, and their respective holding companies and subsidiaries, as the case may be, and the Department of Justice or the Federal Trade Commission, or any other relevant federal or state regulator, as it relates to anticompetitive matters.

“Benefit Schedule” shall have the meaning set forth in Section 4.13.12.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“BOLI” shall have the meaning set forth in Section 4.27.

“Business Day” shall mean any day other than a Saturday, Sunday, or day on which banks in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close.

“Cash Consideration” shall have the meaning set forth in Section 3.1.4.

“Cash Election” shall have the meaning set forth in Section 3.1.4.

“Cash Election Shares” shall have the meaning set forth in Section 3.1.4.

“CB” shall mean CB Financial Services, Inc., a Pennsylvania corporation with its principal offices located at 100 N. Market Street, Carmichaels, Pennsylvania 15320.

“CB Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“CB Common Stock” shall mean the common stock, par value $0.4167 per share, of CB.

“CB Disclosure Schedule” shall mean the collective written disclosure schedules delivered by CB to First West Virginia pursuant hereto.

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“CB Financial Statements” shall mean the (i) the audited consolidated statements of financial condition of CB as of December 31, 2016 and 2015 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of CB for the years ended December 31, 2016 and 2015, as set forth in CB’s annual report on Form 10-K for the year ended December 31, 2016, and (ii) the unaudited interim consolidated financial statements of CB as of the end of each calendar quarter following December 31, 2016, and for the periods then ended, as filed by CB in the CB SEC Reports.

“CB 401(k) Plan” shall mean the Community Bank 401(k) Profit Sharing Plan.

“CB Loan Property” shall have the meaning set forth in Section 5.14.2.

“CB Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“CB Regulatory Reports” shall mean the Call Reports of Community Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended December 31, 2016, through the Closing Date, and all Reports on Form FR Y-10 filed with the FRB by CB from December 31, 2016 through the Closing Date.

“CB SEC Reports” shall have the meaning set forth in Section 5.24.

“CB Stock” shall have the meaning set forth in Section 5.3.1.

“CB Stockholder Approval” shall have the meaning set forth in Section 5.4.1.

“CB Stockholders Meeting” shall have the meaning set forth in Section 8.1.1.

“CB Subsidiary” shall mean any corporation, partnership, limited liability company or other entity, 10% or more of the equity securities or equity interests of which is owned, either directly or indirectly, by CB, except any entity the stock or equity interest of which is held in the ordinary course of the lending activities of Community Bank.

“Certificate” shall mean a certificate or book entry evidencing shares of First West Virginia Common Stock.

“Change of Recommendation” shall have the meaning set forth in Section 8.1.2.

“Claim” shall have the meaning set forth in Section 7.8.2.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall have the meaning set forth in Section 4.13.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

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“Community Bank” shall mean Community Bank, a Pennsylvania commercial bank with its principal office located at 100 N. Market Street, Carmichaels, Pennsylvania 15320, which is a wholly owned subsidiary of CB.

“Confidentiality Agreement” shall mean the confidentiality agreement dated as of June 1, 2017 between CB and First West Virginia.

“Continuing Employees” shall have the meaning set forth in Section 7.7.1.

“CRA” shall have the meaning set forth in Section 4.12.1.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.7

“Effective Time” shall have the meaning set forth in Section 2.2.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term “Environmental Laws” includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or prior to the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

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“Exchange Agent” shall mean Computershare, Inc., or such other bank or trust company or other agent as mutually agreed upon by CB and First West Virginia, which shall act as agent for CB in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3, subject to adjustment under Section 3.1.8.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“First West Virginia” shall mean First West Virginia Bancorp, Inc., a West Virginia corporation with its principal office located at 1701 Warwood Avenue, Wheeling, West Virginia 26003.

“First West Virginia Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“First West Virginia Common Stock” shall mean the common stock, par value $5.00 per share, of First West Virginia.

“First West Virginia Disclosure Schedule” shall mean the collective written disclosure schedules delivered by First West Virginia to CB pursuant hereto.

“First West Virginia Financial Statements” shall mean (i) the audited consolidated balance sheets of First West Virginia as of December 31, 2016 and 2015 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of First West Virginia for each of the years ended December 31, 2016 and 2015 and (ii) the unaudited interim consolidated financial statements of First West Virginia as of the end of each calendar quarter following December 31, 2016, and for the periods then ended.

“First West Virginia 401(k) Plan” shall mean the First West Virginia Bancorp, Inc. Profit Sharing 401(k) Plan and Trust or any successor thereto.

“First West Virginia Loan Property” shall have the meaning set forth in Section 4.15.2.

“First West Virginia Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 4.13.9.

“First West Virginia Regulatory Reports” shall mean the Call Reports of Progressive Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the OCC with respect to each calendar quarter beginning with the quarter ended December 31, 2016, through the Closing Date, and all Reports on Form FR Y-10 filed with the FRB by First West Virginia from December 31, 2016 through the Closing Date.

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“First West Virginia Stockholder Approval” shall have the meaning set forth in Section 4.4.1.

“First West Virginia Stockholders Meeting” shall have the meaning set forth in Section 8.1.

“First West Virginia Subsidiary” shall mean any corporation, partnership, limited liability company or other entity, 10% or more of the equity securities or equity interests of which is owned, either directly or indirectly, by First West Virginia, except any entity the stock or equity interest of which is held in the ordinary course of the lending activities of Progressive Bank.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“401(k) Plan Termination Date” shall have the meaning set forth in Section 6.11.1

“FRB” shall mean the Board of Governors of the Federal Reserve System and any applicable Federal Reserve Bank.

“GAAP” shall mean accounting principles generally accepted in the United States of America, applied on a consistent basis.

“Governmental Entity” shall mean any federal or state court, department, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act.

“Indemnified Parties” shall have the meaning set forth in Section 7.8.2.

“Insurance Regulator” shall mean the Pennsylvania Insurance Department and any other Governmental Entity that has authority to regulate a Pennsylvania insurance agency.

“Intellectual Property” shall have the meaning set forth in Section 4.22.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are actually known after reasonable inquiry by (i) with respect First West Virginia, (a) William G. Petroplus, (b) Francie Reppy, (c) Brad Winwood, (d) Kerrie A. Weisenborn, (e) Gary S. Martin, (f) David E. Wharton and (g) Deborah A. Kloeppner and (ii) with respect to CB, (a) Barron P. McCune, Jr., (b) Patrick G. O’Brien, (c) Kevin D. Lemley, (d) Ralph Burchianti, (e) Marlene Walker and (f) Korey Kottke.

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

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“Material Adverse Effect” shall mean, with respect to CB or First West Virginia, respectively, any effect that (1) is material and adverse to the financial condition, results of operations or business of CB and the CB Subsidiaries, taken as a whole, or First West Virginia and the First West Virginia Subsidiaries, taken as a whole, respectively, or (2) materially impairs the ability of either First West Virginia or CB to perform its respective obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or be considered in determining whether there has occurred, a Material Adverse Effect: (i) the impact of (x) changes in laws, rules or regulations affecting financial institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (y) changes in GAAP, or (z) changes in regulatory accounting requirements, in any such case applicable to financial institutions or their holding companies generally and not specifically relating to First West Virginia or any First West Virginia Subsidiary, on the one hand, or CB or any CB Subsidiary, on the other hand, (ii) the announcement of this Agreement or any action or omission of First West Virginia or any First West Virginia Subsidiary on the one hand, or CB or any CB Subsidiary, on the other hand, required under this Agreement or taken or omitted to be taken with the express written permission of CB or First West Virginia, respectively, (iii) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, (iv) any changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their holding companies generally, and (v) any changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, except with respect to clauses (i), (iv) and (v), to the extent that the effects of such change uniquely affects CB or First West Virginia or its Subsidiaries as compared to comparable U.S. banking organizations.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of First West Virginia with and into CB pursuant to the terms hereof.

“Merger Consideration” shall mean the Stock Consideration and the Cash Consideration.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act to register the offer of shares of CB Common Stock to be offered to holders of First West Virginia Common Stock in connection with the Merger.

“Non-Election Shares” shall have the meaning set forth in Section 3.1.5.

“OCC” shall mean the Office of the Comptroller of the Currency.

“PBCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

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“PDOB” shall mean the Pennsylvania Department of Banking and Securities.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Progressive Bank” shall mean Progressive Bank, N.A., a national association with its principal office located at 1701 Warwood Avenue, Wheeling, West Virginia 26003, which is a wholly owned subsidiary of First West Virginia.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approval” shall mean the approval of any Bank Regulator necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Regulatory Communication” shall have the meaning set forth in Section 8.3.

“Representative” shall have the meaning set forth in Section 3.2.2.

“Rights” shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments that obligate an entity to issue or dispose of any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, and the Trust Indenture Act of 1939, as amended, and, in each case, the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.2.6.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.1.3.

“Stock Election Number” shall have the meaning set forth in Section 3.2.5.

“Stock Election Shares” shall have the meaning set forth in Section 3.1.3.

“Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, except any corporation the stock of which is held in the ordinary course of the lending activities, of either Community Bank or Progressive Bank, as applicable.

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“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that: (i) First West Virginia’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of First West Virginia from a financial point of view than the transactions contemplated hereby (taking into account all factors relating to such proposed transaction deemed relevant by First West Virginia’s Board of Directors, including without limitation, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto (including any adjustments to the terms and conditions of such transactions proposed by CB in response to such Acquisition Proposal)); (ii) is for 100% of the outstanding shares of First West Virginia Common Stock or all or substantially all of the assets of First West Virginia; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean September 30, 2018.

“Termination Fee” shall have the meaning set forth in Section 10.2.2(C).

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Voting Agreement” shall have the meaning set forth in the recitals.

“WVBCA” shall have the meaning set forth in Section 2.1

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

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ARTICLE II
THE MERGER

2.1             Merger.

Subject to the terms and conditions of this Agreement, in accordance with the PBCL and the West Virginia Business Corporation Ac (the “WVBCA”), at the Effective Time: (a) First West Virginia shall merge with and into CB, with CB as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of First West Virginia shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of First West Virginia shall be vested in and assumed by CB. As part of the Merger, each outstanding share of First West Virginia Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

2.2             Closing; Effective Time.

The closing of the Merger (“Closing”) shall occur no later than the close of business on the fifth Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of articles of merger with the Secretary of State of the Commonwealth of Pennsylvania, in accordance with the PBCL, and articles of merger with the Secretary of State of the State of West Virginia, in accordance with the WVBCA, on the day of the Closing (the “Closing Date”). The Merger shall be effective on the date and time specified in the articles of merger filed with the Secretary of State of the Commonwealth of Pennsylvania and the articles of merger filed with the Secretary of State of the State of West Virginia (the “Effective Time”). A pre-closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman, PC, at 10:00 a.m. on the day prior to the Closing Date.

2.3             Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of CB as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4             Directors of the Surviving Corporation.

CB shall take all appropriate action, prior to the Closing Date, so that the number of directors constituting the Board of Directors of CB shall be increased by three so that, effective immediately after the Closing Date, one current director of First West Virginia shall be appointed to the class of directors whose terms expire at the annual meeting of stockholders to be held in 2018, one current director of First West Virginia shall be appointed to the class of directors whose terms expire at the annual meeting of stockholders to be held in 2019, and one current director of First West Virginia shall be appointed to the class of directors whose terms expire at the annual meeting of stockholders to be held in 2020. These three individuals (which shall consist of William G. Petroplus and two directors to be selected by mutual agreement between CB and First West Virginia), together with the directors of CB serving immediately prior to the Effective Time, shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

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2.5             Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the PBCL and the WVBCA.

2.6             Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

2.7             Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time, CB may revise the structure for effecting the Merger described in Section 2.1 or the Bank Merger including, without limitation, by substituting a wholly owned subsidiary for CB or Community Bank, as applicable, provided that: (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) such modification shall not adversely affect the federal income tax consequences of the Merger to CB, Community Bank, First West Virginia, Progressive Bank or to the holders of First West Virginia Common Stock or prevent the rendering of the opinions contemplated in Sections 9.2.4 and 9.3.4; (iii) the consideration to be paid to the holders of First West Virginia Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iv) such modification will not delay materially or jeopardize receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise materially impede or delay consummation of the Merger or cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents to reflect any such revised structure.

2.8             Bank Merger.

CB intends to cause the merger of Progressive Bank with and into Community Bank, with Community Bank as the surviving or resulting institution. Following the execution and delivery of this Agreement, (i) CB will cause Community Bank, and First West Virginia will cause Progressive Bank, to execute and deliver an agreement and plan of merger in respect of the Bank Merger, substantially in the form of Exhibit B hereto, (ii) CB, as the sole stockholder of Community Bank, shall approve the agreement and plan of merger in respect of the Bank Merger, and (iii) First West Virginia, as the sole stockholder of Progressive Bank, shall approve the agreement and plan of merger in respect of the Bank Merger. The parties agree that the Bank Merger shall become effective immediately or as soon as practicable after the Effective Time.

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2.9             Absence of Control.

It is the intent of the parties hereto that until the Effective Time, CB, by reason of this Agreement, shall not be deemed to control, directly or indirectly, First West Virginia or to exercise, directly or indirectly, a controlling influence over the management or policies of First West Virginia.

ARTICLE III
CONVERSION OF SHARES

3.1             Conversion of First West Virginia Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of CB, First West Virginia or the holders of any of the shares of First West Virginia Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1      Each share of CB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2      All shares of First West Virginia Common Stock held in the treasury of First West Virginia and each share of First West Virginia Common Stock owned by CB prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”) shall, at the Effective Time, cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3      Each outstanding share of First West Virginia Common Stock with respect to which an election to receive CB Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Stock Election”), shall be converted into the right to receive 0.9583 (the “Exchange Ratio”) of a share of CB Common Stock, subject to adjustment as provided in Section 3.1.8 and to the provisions of Section 3.2 (the “Stock Consideration”) (collectively, the “Stock Election Shares”).

3.1.4                Subject to the provisions of Section 3.2, each outstanding share of First West Virginia Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Cash Election”), shall be converted into the right to receive a cash payment, without interest, equal to $28.50 (the “Cash Consideration”) (collectively, the “Cash Election Shares”).

3.1.5                Each outstanding share of First West Virginia Common Stock other than as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (collectively, “Non-Election Shares”), shall be converted into the right to receive such Stock Consideration and/or Cash Consideration as shall be determined in accordance with Section 3.2.

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3.1.6                Except as set forth in Section 3.1.7, upon the Effective Time, outstanding shares of First West Virginia Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by First West Virginia on such shares of First West Virginia Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and that remain unpaid at the Effective Time.

3.1.7                Each outstanding share of First West Virginia Common Stock, the holder of which has perfected his right to dissent under the WVBCA and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration hereunder and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the WVBCA. Each holder of a Dissenting Share shall be entitled to receive the value of such Dissenting Share held by him in accordance with the applicable provisions of the WVBCA; provided, that such holder complies with the procedures contemplated by and set forth in the applicable provisions of the WVBCA. If any holder of any Dissenting Share shall effectively withdraw or lose such holder’s dissenter’s rights under the applicable provisions of the WVBCA, each such Dissenting Share shall be exchangeable for the right to receive the Merger Consideration.

3.1.8                Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of CB Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to CB Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of CB. In lieu of the issuance of any such fractional share, CB shall pay to each former holder of First West Virginia Common Stock who otherwise would be entitled to receive a fractional share of CB Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average price of a share of CB Common Stock for the fifteen (15) trading days ending on the third Business Day prior to the Closing Date. For purposes of determining any fractional share interest, all shares of First West Virginia Common Stock owned by a First West Virginia stockholder shall be combined so as to calculate the maximum number of whole shares of CB Common Stock issuable to such First West Virginia stockholder.

3.1.9                If CB changes (or the CB Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of CB Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change. If First West Virginia changes (or the First West Virginia Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of First West Virginia Common Stock (or Rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.

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3.2             Election and Proration Procedures.

3.2.1        Holders of record of First West Virginia Common Stock may elect to receive shares of CB Common Stock or cash in exchange for their shares of First West Virginia Common Stock. The total number of shares of First West Virginia Common Stock to be converted into Stock Consideration pursuant to this Section 3.2.1 shall be equal to the product obtained by multiplying (x) the number of shares of First West Virginia Common Stock outstanding immediately prior to the Effective Time by (y) 0.80 (the “Stock Conversion Number”). All other shares of First West Virginia Common Stock shall be converted into Cash Consideration.

3.2.2        An election form and other appropriate customary transmittal material in such form as CB and First West Virginia shall mutually agree (“Election Form”) will be mailed no more than forty (40) Business Days and no less than twenty (20) Business Days prior to the Election Deadline or on such earlier date as CB and First West Virginia shall mutually agree (the “Mailing Date”) to each holder of record of First West Virginia Common Stock permitting such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to specify the number of shares of First West Virginia Common Stock owned by such holder with respect to which such holder desires to make a Cash Election in accordance with the provision of Section 3.1.4, (ii) to specify the number of shares of First West Virginia Common Stock owned by such holder with respect to which such holder desires to make a Stock Election in accordance with the provision of Section 3.1.3, or (iii) to indicate that such record holder has no preference as to the receipt of cash or CB Common Stock for such shares. Holders of record of shares of First West Virginia Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of First West Virginia Common Stock held by each Representative for a particular beneficial owner. Any shares of First West Virginia Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined in Section 3.2.3), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. Any Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of CB Common Stock. CB shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of First West Virginia Common Stock between the record date for the initial mailing of Election Forms and the close of business on the Business Day prior to the Election Deadline (as defined in Section 3.2.3), and First West Virginia shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

3.2.3        The term “Election Deadline,” as used below, shall mean 5:00 p.m., Eastern time, on the later of (i) the date of the First West Virginia Stockholders Meeting and (ii) the date that CB and First West Virginia shall agree is as near as practicable to five (5) Business Days prior to the expected Closing Date, or such other time and date as CB and First West Virginia may mutually agree. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither CB nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

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3.2.4        No later than five (5) Business Days after the later to occur of the Election Deadline or the Effective Time, CB shall cause the Exchange Agent to effect the allocation among holders of First West Virginia Common Stock of rights to receive the Cash Consideration and the Stock Consideration as set forth in Sections 3.2.5 and 3.2.6.

3.2.5        If the aggregate number of shares of First West Virginia Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) the fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holders’ Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.6        If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)     If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B)     If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

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3.3             Procedures for Exchange of First West Virginia Common Stock.

3.3.1        CB to Make Merger Consideration Available. Prior to the Effective Time, CB shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of First West Virginia Common Stock, for exchange in accordance with this Section 3.3, an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III and shall instruct the Exchange Agent to issue such cash and shares of CB Common Stock for exchange in accordance with this Section 3.3 (such cash and shares of CB Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2        Exchange of Certificates. CB shall take all steps necessary to cause the Exchange Agent, not later than five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates who did not previously submit their Certificates with a completed Election Form a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the First West Virginia Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange therefor and the Certificate so surrendered shall be cancelled. No interest will be paid or accrued on the Merger Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3        Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding First West Virginia Common Stock shall have no rights, after the Effective Time, with respect to such First West Virginia Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to CB Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of CB Common Stock represented by such Certificate.

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3.3.4        Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5        Closing of Transfer Books. From and after the Closing Date, there shall be no transfers on the stock transfer books of First West Virginia of the First West Virginia Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6        Return of Exchange Fund. At any time following the twelve (12) month period after the Effective Time, CB shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to CB (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither CB nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7        Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8        Withholding. CB or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of First West Virginia Common Stock such amounts as CB (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by CB or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the First West Virginia Common Stock in respect of whom such deduction and withholding were made by CB or the Exchange Agent.

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3.4             Reservation of Shares.

CB shall reserve for issuance a sufficient number of shares of the CB Common Stock for the purpose of issuing shares of CB Common Stock to the First West Virginia stockholders in accordance with this Article III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF first west virginia

First West Virginia represents and warrants to CB as set forth in this Article IV, subject to the standard set forth in Section 4.1 and except as set forth in the First West Virginia Disclosure Schedule delivered by First West Virginia to CB on the date hereof, provided, however, that disclosure in any section of such First West Virginia Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. First West Virginia has made a good faith, diligent effort to ensure that the disclosure on each schedule of the First West Virginia Disclosure Schedule corresponds to the section referenced herein. References to the Knowledge of First West Virginia shall include the Knowledge of the First West Virginia Subsidiaries.

4.1             Standard.

Except as set forth in the following sentence, no representation or warranty of First West Virginia contained in this Article IV shall be deemed untrue or incorrect, and First West Virginia shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than Sections 4.2.3, 4.2.4, 4.2.5 and the last sentence of each of Sections 4.2.1 and 4.2.2), or 4.4.1, 4.4.2(i) and (ii), 4.14, 4.19 and 4.21, which shall be true and correct in all material respects, and in Section 4.3, which shall be true in all respects.

4.2             Organization.

4.2.1        First West Virginia is a corporation duly organized and validly existing under the laws of the State of West Virginia, and is duly registered as a bank holding company under the BHCA. First West Virginia has full corporate power and authority to carry on its business as now conducted. First West Virginia is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

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4.2.2        Progressive Bank is a national association duly organized and validly existing under the laws of the United States. The deposits in Progressive Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Progressive Bank when due. Progressive Bank is a member in good standing of the FHLB and owns the requisite amount of FHLB stock.

4.2.3        First West Virginia Disclosure Schedule 4.2.3 sets forth each First West Virginia Subsidiary and its jurisdiction of incorporation or organization. Each First West Virginia Subsidiary (other than Progressive Bank) is a corporation, limited liability company or other legal entity as set forth on First West Virginia Disclosure Schedule 4.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each First West Virginia Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

4.2.4        The respective minute books of First West Virginia, Progressive Bank and each other First West Virginia Subsidiary accurately record all corporate actions of their respective stockholders and Boards of Directors (including committees).

4.2.5        Prior to the date of this Agreement, First West Virginia has made available to CB true and correct copies of the articles of incorporation or articles of association, as applicable, and bylaws or other governing documents of First West Virginia, Progressive Bank and each other First West Virginia Subsidiary.

4.3             Capitalization.

4.3.1        The authorized capital stock of First West Virginia consists of 2,000,000 shares of First West Virginia Common Stock. As of the date hereof, there are 1,728,730 shares of First West Virginia Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights and (ii) 10,000 shares of First West Virginia Common Stock held by First West Virginia as Treasury Stock. First West Virginia does not own, of record or beneficially, any shares of First West Virginia Common Stock that are not Treasury Stock. Neither First West Virginia nor any First West Virginia Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of First West Virginia, or any other security of First West Virginia or a First West Virginia Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of First West Virginia or a First West Virginia Subsidiary or any other security of First West Virginia or any First West Virginia Subsidiary.

4.3.2        First West Virginia owns all of the capital stock of each First West Virginia Subsidiary, free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the First West Virginia Subsidiaries, First West Virginia does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of First West Virginia or any First West Virginia Subsidiary, including stock in the FHLB (which as to any one issuer, does not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of Progressive Bank.

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4.3.3        Except as disclosed on First West Virginia Disclosure Schedule 4.3.3, to First West Virginia’s Knowledge, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of First West Virginia Common Stock.

4.3.4        No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which First West Virginia’s stockholders may vote have been issued by First West Virginia and are outstanding.

4.4             Authority; No Violation.

4.4.1        First West Virginia has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by First West Virginia’s stockholders (the “First West Virginia Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by First West Virginia and the completion by First West Virginia of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of First West Virginia. This Agreement has been duly and validly executed and delivered by First West Virginia, and subject to First West Virginia Stockholder Approval, the CB Stockholder Approval and the receipt of the Regulatory Approvals and assuming due and valid execution and delivery of this Agreement by CB, constitutes the valid and binding obligation of First West Virginia, enforceable against First West Virginia in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2        Neither the execution and delivery of this Agreement by First West Virginia, nor the consummation of the transactions contemplated hereby, nor compliance by First West Virginia with the terms and provisions hereof will (i) conflict with or result in a breach of any provision of the articles of incorporation or articles of association, as applicable, and bylaws of First West Virginia or Progressive Bank; (ii) subject to receipt of all Regulatory Approvals, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First West Virginia or Progressive Bank or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of First West Virginia or Progressive Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which First West Virginia or Progressive Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

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4.5             Consents.

Except as set forth on First West Virginia Disclosure Schedule 4.5 and for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the articles of merger with the Secretary of State of the Commonwealth of Pennsylvania and the articles of merger with the Secretary of State of the State of West Virginia, and (d) the receipt of CB Stockholder Approval and First West Virginia Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by First West Virginia, the completion by First West Virginia of the Merger and the performance by First West Virginia of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. First West Virginia has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by First West Virginia to result in a Material Adverse Effect on First West Virginia and Progressive Bank, taken as a whole, or CB and Community Bank, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of First West Virginia or Progressive Bank, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6             Financial Statements.

4.6.1        The First West Virginia Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports.

4.6.2        First West Virginia has previously made available to CB the First West Virginia Financial Statements. The First West Virginia Financial Statements fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of First West Virginia and the First West Virginia Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by GAAP.

4.6.3        At the date of the most recent consolidated balance sheet included in the First West Virginia Financial Statements or in the First West Virginia Regulatory Reports, First West Virginia did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such First West Virginia Financial Statements or in the First West Virginia Regulatory Reports or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are not material, individually or in the aggregate, or that are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

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4.7             Taxes.

First West Virginia and the First West Virginia Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. First West Virginia, on behalf of itself and the First West Virginia Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by First West Virginia and the First West Virginia Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. First West Virginia and the First West Virginia Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes that are being contested in good faith. First West Virginia and the First West Virginia Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The accrued but unpaid Taxes of First West Virginia and the First West Virginia Subsidiaries did not, as of the most recent First West Virginia Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent First West Virginia balance sheet (rather than in any notes thereto). First West Virginia and the First West Virginia Subsidiaries are subject to Tax audits in the ordinary course of business. First West Virginia management does not believe that an adverse resolution to any of such audits would be reasonably likely to have a Material Adverse Effect on First West Virginia. First West Virginia and the First West Virginia Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that First West Virginia or any of the First West Virginia Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed. Neither First West Virginia nor any of the First West Virginia Subsidiaries: (i) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was First West Virginia; or (ii) has any liability for the Taxes of any Person (other than First West Virginia or any of the First West Virginia Subsidiaries) under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against First West Virginia or any First West Virginia Subsidiary for any alleged deficiency in any Tax, and neither First West Virginia nor any First West Virginia Subsidiary has been notified in writing of any proposed Tax claims or assessments against First West Virginia or any First West Virginia Subsidiary. First West Virginia and the First West Virginia Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. First West Virginia and the First West Virginia Subsidiaries have delivered to CB true and complete copies of all Tax Returns of First West Virginia and the First West Virginia Subsidiaries for taxable periods ending on or after December 31, 2014. Neither First West Virginia nor any of the First West Virginia Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treas. Reg. 1.6011-4(b). Neither First West Virginia nor any of the First West Virginia Subsidiaries has distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code. Neither First West Virginia nor any of the First West Virginia Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

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4.8             No Material Adverse Effect.

Since December 31, 2016, to First West Virginia’s Knowledge, no event has occurred or circumstance arisen that has had or reasonably would be expected to have a Material Adverse Effect on First West Virginia.

4.9             Material Contracts; Leases; Defaults.

4.9.1        Except as set forth on First West Virginia Disclosure Schedule 4.9.1, neither First West Virginia nor any First West Virginia Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of First West Virginia or any First West Virginia Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of First West Virginia or any First West Virginia Subsidiary; (iii) any agreement which by its terms limits or affects the payment of dividends by First West Virginia or any First West Virginia Subsidiary; (iv) any instrument evidencing or related to indebtedness for borrowed money in excess of $500,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which First West Virginia or any First West Virginia Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one (1) year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or that contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to First West Virginia or any First West Virginia Subsidiary; (v) any other agreement, written or oral, that is not terminable without cause on sixty (60) days’ notice or less without penalty or payment, or that obligates First West Virginia or any First West Virginia Subsidiary for the payment of more than $30,000 annually or for the payment of more than $50,000 over its remaining term; or (vi) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by First West Virginia or any First West Virginia Subsidiary.

4.9.2        Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger or the Bank Merger by virtue of the terms of any such lease is listed on First West Virginia Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to First West Virginia’s Knowledge, neither First West Virginia nor any First West Virginia Subsidiary is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

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4.9.3        True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to CB on or before the date hereof, and are in full force and effect on the date hereof. No such agreement, plan, contract, or arrangement: (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of First West Virginia or any First West Virginia Subsidiary or upon the occurrence of a subsequent event; (ii) requires First West Virginia or any First West Virginia Subsidiary to provide a benefit in the form of First West Virginia Common Stock or determined by reference to the value of First West Virginia Common Stock; or (iii) contains provisions that permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

4.9.4        Since December 31, 2016, through and including the date of this Agreement, except as set forth on First West Virginia Disclosure Schedule 4.9.4, neither First West Virginia nor any First West Virginia Subsidiary has: (i) except for (A) normal increases for employees (other than executive officers) made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans, and as previously disclosed by First West Virginia), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice; (ii) granted any options or warrants to purchase shares of First West Virginia Common Stock or shares of capital stock of any First West Virginia Subsidiary, or any right to acquire any shares of capital stock to any executive officer, director or employee of First West Virginia or any First West Virginia Subsidiary; (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan; (iv) made any material election for federal or state income tax purposes; (v) made any material change in the credit policies or procedures of First West Virginia or any First West Virginia Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments; (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice; (viii) changed any accounting methods, principles or practices of First West Virginia or any First West Virginia Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy; or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

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4.10          Ownership of Property; Insurance Coverage.

4.10.1     First West Virginia and each First West Virginia Subsidiary has good and, as to real property, marketable title to all assets and properties owned by First West Virginia or such First West Virginia Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated balance sheet contained in the First West Virginia Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated balance sheet), subject to no encumbrances, liens, mortgages, security interests or pledges, except: (i) those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a First West Virginia Subsidiary acting in a fiduciary capacity; and (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith. First West Virginia and the First West Virginia Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by First West Virginia and the First West Virginia Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the First West Virginia Financial Statements.

4.10.2     With respect to all material agreements pursuant to which First West Virginia or any First West Virginia Subsidiary has purchased securities subject to an agreement to resell, if any, First West Virginia or such First West Virginia Subsidiary, as the case may be, has a lien or security interest (which to First West Virginia’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3     First West Virginia and each First West Virginia Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither First West Virginia nor any First West Virginia Subsidiary has received notice from any insurance carrier on or before the date hereof that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices of claim have been given by First West Virginia or any First West Virginia Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years First West Virginia and each First West Virginia Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. First West Virginia Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by First West Virginia and each First West Virginia Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3. First West Virginia has made available to CB copies of all of the policies listed on First West Virginia Disclosure Schedule 4.10.3.

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4.11          Legal Proceedings.

Except as disclosed on First West Virginia Disclosure Schedule 4.11, neither First West Virginia nor any First West Virginia Subsidiary is a party to any, and there are no pending or, to First West Virginia’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against First West Virginia or any First West Virginia Subsidiary, (ii) to which First West Virginia or any First West Virginia Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) that reasonably could be expected to adversely affect the ability of First West Virginia or any First West Virginia Subsidiary to perform under this Agreement.

4.12          Compliance with Applicable Law.

4.12.1     To First West Virginia’s Knowledge, First West Virginia and each First West Virginia Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), Regulation O of the Federal Reserve Board, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither First West Virginia nor any First West Virginia Subsidiary has received any written notice to the contrary.

4.12.2     First West Virginia and each First West Virginia Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of First West Virginia, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

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4.12.3     Since January 1, 2014, neither First West Virginia nor any First West Virginia Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that First West Virginia or any First West Virginia Subsidiary is not in material compliance with any of the statutes, regulations or ordinances that such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require First West Virginia or any First West Virginia Subsidiary, or indicating that First West Virginia or any First West Virginia Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority that is charged with the supervision or regulation of banks, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of First West Virginia or any First West Virginia Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of First West Virginia or any First West Virginia Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither First West Virginia nor any First West Virginia Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Progressive Bank as to compliance with the CRA is “Satisfactory” or better.

4.13          Employee Benefit Plans.

4.13.1     First West Virginia Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans (including paid time-off policies and any other material benefit policies and procedures), and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by, First West Virginia, any First West Virginia Subsidiary or any of their ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to First West Virginia or any First West Virginia Subsidiary and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of First West Virginia are eligible to participate (collectively, the “First West Virginia Benefit Plans”). Neither First West Virginia nor any First West Virginia Subsidiary has any written or oral commitment to create any additional First West Virginia Benefit Plan or to materially modify, change or renew any existing First West Virginia Benefit Plan (any modification or change that increases the cost of such plan would be deemed material), except as required to maintain the qualified status thereof or to comply with changes to applicable law including, but not limited to ERISA and regulations and guidance issued pursuant thereto.

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4.13.2     Except as set forth on First West Virginia Disclosure Schedule 4.13.2, all First West Virginia Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws, including but not limited to the Age Discrimination in Employment Act, the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder, HIPAA and ACA and any regulations promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act, COBRA, HIPAA and ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each First West Virginia Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either: (i) received a favorable determination letter from the IRS (and there are no circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor; or (ii) is maintained under a prototype plan that has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of First West Virginia, there exists no fact that would adversely affect the qualification of any of the First West Virginia Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the First West Virginia Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits). To First West Virginia’s Knowledge, neither First West Virginia nor any First West Virginia Subsidiary has engaged in a transaction, or omitted to take any action with respect to any First West Virginia Benefit Plan that would reasonably be expected to subject First West Virginia or any First West Virginia Subsidiary to a material unpaid tax or penalty imposed by Chapter 43 of the Code or Sections 409 or 502 of ERISA.

4.13.3     No First West Virginia Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which First West Virginia or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a pension plan maintained by more than one employer as described in Section 413(c) of the Code. Neither First West Virginia nor any ERISA Affiliate have ever maintained or contributed to any First West Virginia Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a multiemployer plan (as defined in Section 3(37) of ERISA).

4.13.4     All material contributions required to be made under the terms of any First West Virginia Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on First West Virginia’s consolidated financial statements to the extent required by GAAP. First West Virginia and each First West Virginia Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable First West Virginia Benefit Plan for financial reporting purposes to the extent required by GAAP.

4.13.5     To First West Virginia’s Knowledge, neither First West Virginia nor any First West Virginia Subsidiary, nor any director or employee of First West Virginia or any First West Virginia Subsidiary who is a fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of First West Virginia Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

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4.13.6     With respect to each First West Virginia Benefit Plan, if applicable, First West Virginia has furnished or otherwise made available to CB true and complete copies of: (i) the current plan documents, the most recent summary plan description, current underlying participant distribution election forms, loan documents, loan amortization schedules and benefit schedules for each written First West Virginia Benefit Plan, if any; (ii) a summary of each unwritten First West Virginia Benefit Plan; (iii) the annual report (Form 5500 series) for the two (2) most recent years; (iv) the actuarial valuation reports and financial statements as of the most recently completed plan year for each First West Virginia Benefit Plan, including the total accrued and vested liabilities, all contributions made by First West Virginia and any First West Virginia Subsidiary and assumptions on which the calculations are based; (v) all related trust agreements, insurance contracts or other funding agreements that currently implement the First West Virginia Benefit Plans; (vi) the most recent IRS determination letter with respect to each tax-qualified First West Virginia Benefit Plan (or, for a First West Virginia Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS advisory letter issued on such pre-approved plan); and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any First West Virginia Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years.

4.13.7     Except as listed on First West Virginia Disclosure Schedule 4.13.7, First West Virginia has no liability for retiree health, life or disability insurance, or any retiree death benefits under any First West Virginia Benefit Plan other than any benefits required under COBRA or similar state laws. There has been no communication to employees by First West Virginia or any First West Virginia Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life or disability insurance, or any retiree death benefits, other than respecting the First West Virginia Benefit Plans listed on First West Virginia Disclosure Schedule 4.13.17.

4.13.8     Except as set forth on First West Virginia Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment (including severance other than as provided pursuant to Sections 7.7.4 and 7.7.5) becoming due to any director or any employee of First West Virginia from First West Virginia under any First West Virginia Benefit Plan; (ii) increase any benefits otherwise payable under any First West Virginia Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such benefit. No payment that in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any First West Virginia Benefit Plan, either alone or in conjunction with any other payments will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by First West Virginia or any First West Virginia Subsidiary that would not be deductible under Section 162(m) of the Code.

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4.13.9     First West Virginia Disclosure Schedule 4.13.9 identifies each First West Virginia Benefit Plan that provides for the deferral of compensation and may be subject to Section 409A of the Code (“First West Virginia Non-qualified Deferred Compensation Plan”) and the aggregate amounts deferred or accrued, if any, under each such First West Virginia Non-qualified Deferred Compensation Plan as of September 30, 2017. Except with respect to any action taken pursuant to Section 6.11.2, as to which no representation or warranty is made, each First West Virginia Non-qualified Deferred Compensation Plan is either (1) grandfathered under Section 409A of the Code, (2) exempt from Section 409A of the Code, or (3) subject to Section 409A, and if subject to Section 409A of the Code, then (i) no action or inaction has been taken or omitted by First West Virginia that would materially violate the applicable requirements of Section 409A of the Code with respect to such First West Virginia Benefit Plan and (ii) no provision of such non-grandfathered, non-exempt First West Virginia Benefit Plan is a document failure under Section 409A of the Code.

4.13.10  Except as set forth on First West Virginia Disclosure Schedule 4.13.10, there is not, and has not been, any trust or fund maintained by or contributed to by First West Virginia or its employees to fund an employee benefit plan that would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

4.13.11  No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of First West Virginia, has been threatened or is anticipated, against any First West Virginia Benefit Plan (other than routine claims for benefits and appeals of such claims), First West Virginia or any First West Virginia Subsidiary or any director, officer or employee thereof, with respect to any First West Virginia Benefit Plan, or any of the assets of any trust of any First West Virginia Benefit Plan.

4.13.12  There are no stock option or stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any First West Virginia Benefit Plan or otherwise as of the date hereof.

4.14          Brokers, Finders and Financial Advisors.

Neither First West Virginia nor any First West Virginia Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of D.A. Davidson & Co. by First West Virginia and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with D.A. Davidson & Co., setting forth the fee payable to D.A. Davidson & Co. for its services rendered to First West Virginia in connection with the Merger and transactions contemplated by this Agreement has been delivered to CB.

4.15          Environmental Matters.

4.15.1     With respect to First West Virginia and each First West Virginia Subsidiary:

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(A)     To the Knowledge of First West Virginia, each of First West Virginia and the First West Virginia Subsidiaries, and the First West Virginia Loan Properties (as defined in Section 4.15.2) are, and have been, in material compliance with any Environmental Laws;

(B)     Neither First West Virginia nor any First West Virginia Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of First West Virginia, no such action is threatened, before any court, governmental agency or other forum against them or any First West Virginia Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by First West Virginia, or any of the First West Virginia Subsidiaries;

(C)     To the Knowledge of First West Virginia, the properties currently owned or operated by First West Virginia or any First West Virginia Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or that are de minimis in nature and extent;

(D)     To the Knowledge of First West Virginia, there are no underground storage tanks on, in or under any properties owned or operated by First West Virginia or any of the First West Virginia Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by First West Virginia or any of the First West Virginia Subsidiaries except as in compliance with Environmental Laws; and

(E)      During the period of (a) First West Virginia’s or any of the First West Virginia Subsidiaries’ ownership or operation of any of their respective current properties or (b) First West Virginia’s or any of the First West Virginia Subsidiaries’ participation in the management of any First West Virginia Loan Property, to the Knowledge of First West Virginia, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of First West Virginia, prior to the period of (x) First West Virginia’s or any of the First West Virginia Subsidiaries’ ownership or operation of any of their respective current properties or (y) First West Virginia’s or any of the First West Virginia Subsidiaries’ participation in the management of any First West Virginia Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)      Neither First West Virginia nor any First West Virginia Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies that did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of the First West Virginia Subsidiaries, or with respect to any First West Virginia Loan Property.

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4.15.2     For purposes of this Section 4.15, “First West Virginia Loan Property” means any property in which First West Virginia or a First West Virginia Subsidiary presently holds a direct or indirect security interest securing a loan or other extension of credit made by them, including through a participation interest in a loan or other extension of credit other than by First West Virginia or a First West Virginia Subsidiary.

4.16          Loan Portfolio.

4.16.1     The allowance for loan losses reflected in First West Virginia’s audited consolidated statements of financial condition at December 31, 2016 and 2015 were, and the allowance for loan losses shown in the unaudited consolidated financial statements for periods ending after December 31, 2016 were, or will be, adequate, as of the dates thereof, under GAAP.

4.16.2     First West Virginia Disclosure Schedule 4.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than September 30, 2017), by account, of: (A) each borrower, customer or other party that has notified Progressive Bank during the past twelve (12) months of, or has asserted against First West Virginia or Progressive Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of First West Virginia, each borrower, customer or other party that has given First West Virginia or Progressive Bank any oral notification of, or orally asserted to or against First West Virginia or Progressive Bank, any such claim; and (B) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of September 30, 2017 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by First West Virginia or Progressive Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3     All loans receivable (including discounts) and accrued interest entered on the books of First West Virginia and Progressive Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of First West Virginia’s and Progressive Bank’s respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of First West Virginia and Progressive Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by First West Virginia or Progressive Bank free and clear of any liens.

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4.16.4     The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

4.17          Related Party Transactions.

Neither First West Virginia nor any First West Virginia Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of First West Virginia or any First West Virginia Subsidiary, except as set forth on First West Virginia Disclosure Schedule 4.17. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of First West Virginia or any First West Virginia Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither First West Virginia nor any First West Virginia Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

4.18          Deposits.

None of the deposits of Progressive Bank as of September 30, 2017 are a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.19          Board Approval.

The Board of Directors of First West Virginia has determined that the Merger is fair to, and in the best interests of, First West Virginia and its stockholders, has approved and declared advisable this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, has resolved to recommend approval of this Agreement to the holders of First West Virginia Common Stock and has directed that this Agreement be submitted to the holders of First West Virginia Common Stock for their approval. The Board of Directors of First West Virginia has taken all action so that CB and Community Bank will not be prohibited from entering into or consummating a business combination with First West Virginia as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby pursuant to any anti-takeover laws.

4.20          Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for First West Virginia’s own account, or for the account of one or more of First West Virginia’s Subsidiaries or their customers, in force and effect as of September 30, 2017, were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of First West Virginia, with counterparties believed to be financially responsible at the time; and to the Knowledge of First West Virginia each of them constitutes the valid and legally binding obligation of First West Virginia or such First West Virginia Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither First West Virginia nor any First West Virginia Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

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4.21          Fairness Opinion.

The Board of Directors of First West Virginia has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date) from D.A. Davidson & Co. to the effect that, subject to the terms, conditions, assumptions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of First West Virginia pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22          Intellectual Property.

First West Virginia and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. First West Virginia Disclosure Schedule 4.22 sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to First West Virginia or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that First West Virginia or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “Intellectual Property”). With respect to each item of Intellectual Property owned by First West Virginia or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that First West Virginia or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to First West Virginia and the Subsidiaries. Neither First West Virginia nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that First West Virginia or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). Neither First West Virginia nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of First West Virginia or any of its Subsidiaries.

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4.23          Duties as Fiduciary.

Progressive Bank (i) is not presently engaged in any line of business that requires it to act in a “fiduciary capacity” to any other Person and (ii) has, if required by virtue of any line of business in which it previously was engaged in a “fiduciary capacity,” performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. Progressive Bank has not received notice of any claim, allegation, or complaint from any Person that Progressive Bank failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in First West Virginia’s Financial Statements. For purposes of this Section 4.23, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude Progressive Bank’s capacity with respect to individual retirement accounts or the First West Virginia Benefit Plans.

4.24          Employees; Labor Matters.

4.24.1     First West Virginia Disclosure Schedule 4.24.1 sets forth the following information with respect to each employee of First West Virginia and the First West Virginia Subsidiaries as of September 30, 2017: job location, job title, current annual base salary, most recent cash bonus and year of hire.

4.24.2     There are no labor or collective bargaining agreements to which First West Virginia or any First West Virginia Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of First West Virginia, threatened against First West Virginia or any First West Virginia Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of First West Virginia, threatened against First West Virginia or any First West Virginia Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of First West Virginia, threatened against First West Virginia or any First West Virginia Subsidiary (other than routine employee grievances that are not related to union employees). First West Virginia and each First West Virginia Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither First West Virginia nor any First West Virginia Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

4.24.3     To First West Virginia’s Knowledge, all Persons who have been treated as independent contractors by First West Virginia or any First West Virginia Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

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4.25          First West Virginia Information Supplied.

The information relating to First West Virginia and any First West Virginia Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.26          Internal Controls.

4.26.1     The records, systems, controls, data and information of First West Virginia and the First West Virginia Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First West Virginia or the First West Virginia Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. First West Virginia and the First West Virginia Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. First West Virginia has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and the First West Virginia Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure.

4.26.2     First West Virginia has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Board of Directors of First West Virginia: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

4.26.3     Since December 31, 2016, (i) neither First West Virginia nor any of the First West Virginia Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of First West Virginia or any of the First West Virginia Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing First West Virginia or any of the First West Virginia Subsidiaries, whether or not employed by it or any of the First West Virginia Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by First West Virginia or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

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4.27          Bank Owned Life Insurance.

First West Virginia and each First West Virginia Subsidiary has obtained the written consent of each employee on whose behalf bank owned life insurance (“BOLI”) has been purchased. Progressive Bank has taken all actions necessary to comply with applicable law in connection with its purchase of BOLI.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF CB

CB represents and warrants to First West Virginia as set forth in this Article V, subject to the standard set forth in Section 5.1 and except as (i) set forth in the CB Disclosure Schedule delivered by CB to First West Virginia on the date hereof or (ii) disclosed in any report, schedule, form or other document filed with the SEC by CB prior to the date hereof and on or after the date on which CB filed with the SEC its annual report on Form 10-K for the year ended December 31, 2016, provided, however, that disclosure in any schedule of such CB Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. CB has made a good faith, diligent effort to ensure that the disclosure on each schedule of the CB Disclosure Schedule corresponds to the Section referenced herein. References to the Knowledge of CB shall include the Knowledge of Community Bank.

5.1             Standard.

Except as set forth in the following sentence, no representation or warranty of CB contained in this Article V shall be deemed untrue or incorrect, and CB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article V, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than Sections 5.2.3, 5.2.4 and 5.2.5 and the last sentence of each of Sections 5.2.1 and 5.2.2), 5.4.1, 5.4.2(i) and (ii), and 5.13, 5.17 and 5.19, which shall be true and correct in all material respects, and in Section 5.3, which shall be true in all respects.

5.2             Organization.

5.2.1        CB is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. CB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

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5.2.2        Community Bank is a commercial bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. The deposits in Community Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Community Bank is a member in good standing of the FHLB and owns the requisite amount of FHLB stock.

5.2.3        CB Disclosure Schedule 5.2.3 sets forth each CB Subsidiary and its jurisdiction of incorporation or organization. Each CB Subsidiary (other than Community Bank) is a corporation, limited liability company or other legal entity as set forth on CB Disclosure Schedule 5.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each CB Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

5.2.4        The respective minute books of CB, Community Bank and each other CB subsidiary accurately record all corporate actions of their respective stockholders and Boards of Directors (including committees).

5.2.5        Prior to the date of this Agreement, CB has made available to First West Virginia true and correct copies of the articles of incorporation and bylaws or other governing documents of CB and Community Bank and each other CB Subsidiary.

5.3             Capitalization.

5.3.1        The authorized capital stock of CB consists of (i) 35,000,000 shares of CB Common Stock and (ii) 5,000,000 shares of preferred stock, no par value per share (“CB Preferred Stock” and collectively with the CB Common Stock, the “CB Stock”). As of the date hereof, there are (i) 4,088,025 shares of CB Common Stock validly issued and outstanding, fully paid and non-assessable, (ii) 275,321 shares of CB Common Stock held by CB in its treasury, (iii) no shares of CB Preferred Stock outstanding, and (iv) 223,625 shares of CB Common Stock reserved for issuance upon the exercise of outstanding stock options. CB does not own, of record or beneficially, any shares of CB Stock, other than shares held as treasury stock. Neither CB nor any CB Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of CB, or any other security of CB or any CB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of CB or any CB Subsidiary or any other security of CB or any CB Subsidiary, other than shares of CB Common Stock underlying the options granted pursuant to benefit plans maintained by CB. All shares of CB Common Stock issuable pursuant to option plans maintained by CB are or will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

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5.3.2        CB owns all of the capital stock of each CB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the CB Subsidiaries, CB does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of CB or any CB Subsidiary, including stock in the FHLB (which as to any one issuer, does not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of Community Bank.

5.3.3        To CB’s Knowledge, except as set forth in Schedules 13D or 13G filed with the SEC, as of the date hereof, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of CB Common Stock.

5.3.4        No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which CB’s stockholders may vote have been issued by CB and are outstanding.

5.4             Authority; No Violation.

5.4.1        CB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by CB’s stockholders (the “CB Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CB and the completion by CB of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of CB. This Agreement has been duly and validly executed and delivered by CB, and subject to First West Virginia Stockholder Approval, the CB Stockholder Approval and the receipt of the Regulatory Approvals, and assuming due and valid execution and delivery of this Agreement by First West Virginia, constitutes the valid and binding obligation of CB, enforceable against CB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2        Neither the execution and delivery of this Agreement by CB nor the consummation of the transactions contemplated hereby, nor compliance by CB with the terms and provisions hereof will (i) conflict with or result in a breach of any provision of the articles of incorporation and bylaws of CB or Community Bank; (ii) subject to receipt of all Regulatory Approvals, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CB or Community Bank or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CB or Community Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which CB or Community Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

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5.5             Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the articles of merger with the Secretary of State of the Commonwealth of Pennsylvania and the articles of merger with the Secretary of State of the State of West Virginia, (d) the filing with the SEC of the Merger Registration Statement and obtaining from the SEC of such orders as may be required in connection therewith, (e) approval of the application of the listing of CB Common Stock to be issued in the Merger on the NASDAQ Stock Market, and (f) the receipt of the CB Stockholder Approval and the First West Virginia Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by CB, the completion by CB of the Merger and the performance by CB of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. CB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by CB to result in a Material Adverse Effect on CB and Community Bank, taken as a whole, or First West Virginia and Progressive Bank, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of CB and Community Bank, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6             Financial Statements.

5.6.1        The CB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports.

5.6.2        CB has previously made available to First West Virginia the CB Financial Statements. The CB Financial Statements fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of CB and the CB Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by GAAP.

5.6.3        At the date of the most recent consolidated statement of financial condition included in the CB Financial Statements or in the CB Regulatory Reports, CB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such CB Financial Statements or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are not material, individually or in the aggregate, or that are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

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5.7             Taxes.

5.7.1        CB and the CB Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. CB, on behalf of itself and the CB Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by CB and the CB Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. CB and the CB Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes that are being contested in good faith. CB and the CB Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The accrued but unpaid Taxes of CB and the CB Subsidiaries did not, as of the most recent CB Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent CB statement of financial condition (rather than in any notes thereto). CB and the CB Subsidiaries are subject to Tax audits in the ordinary course of business. CB management does not believe that an adverse resolution to any of such audits would be reasonably likely to have a Material Adverse Effect on CB. CB and the CB Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that CB or any of the CB Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed. Neither CB nor any of the CB Subsidiaries: (i) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was CB; or (ii) has any liability for the Taxes of any Person (other than CB or any of the CB Subsidiaries) under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against CB or any CB Subsidiary for any alleged deficiency in any Tax, and neither CB nor any CB Subsidiary has been notified in writing of any proposed Tax claims or assessments against CB or any CB Subsidiary. CB and the CB Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. Neither CB nor any of the CB Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treas. Reg. 1.6011-4(b). Neither CB nor any of the CB Subsidiaries has distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code. Neither CB nor any of the CB Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

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5.7.2        Neither CB nor any of the CB Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.8             No Material Adverse Effect.

Since December 31, 2016, to CB’s Knowledge, no event has occurred or circumstance arisen that has had or reasonably would be expected to have a Material Adverse Effect on CB.

5.9             Ownership of Property; Insurance Coverage.

5.9.1        CB and each CB Subsidiary has good and, as to real property, marketable title to all assets and properties owned by CB or such CB Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the CB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except: (i) those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by an CB Subsidiary acting in a fiduciary capacity; and (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith. CB and the CB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by CB and the CB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the CB Financial Statements.

5.9.2        With respect to all material agreements pursuant to which CB or any CB Subsidiary has purchased securities subject to an agreement to resell, if any, CB or such CB Subsidiary, as the case may be, has a lien or security interest (which to CB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

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5.9.3        CB and each CB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither CB nor any CB Subsidiary has received notice from any insurance carrier on or before the date hereof that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices of claim have been given by CB or any CB Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years CB and each CB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. CB Disclosure Schedule 5.9.3 identifies all policies of insurance maintained by CB and each CB Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 5.9.3. CB has made available to First West Virginia copies of all of the policies listed on CB Disclosure Schedule 5.9.3.

5.10          Legal Proceedings.

Except as disclosed on CB Disclosure Schedule 5.10, neither CB nor any CB Subsidiary is a party to any, and there are no pending or, to the Knowledge of CB, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against CB or any CB Subsidiary, (ii) to which CB or any CB Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) that reasonably could be expected to adversely affect the ability of CB or any CB Subsidiary to perform under this Agreement.

5.11          Compliance with Applicable Law.

5.11.1     To CB’s Knowledge, CB and each CB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, Regulation O of the Federal Reserve Board, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither CB nor any CB Subsidiary has received any written notice to the contrary.

5.11.2     CB and each CB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of CB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

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5.11.3     Since January 1, 2014, neither CB nor any CB Subsidiary has received any written notification or any other communication from any Bank Regulator or Insurance Regulator (i) asserting that CB or any CB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances that such Bank Regulator or Insurance Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require CB or any CB Subsidiary, or indicating that CB or any CB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority that is charged with the supervision or regulation of banks or bank holding companies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of CB or any CB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of CB or any CB Subsidiary. Neither CB nor any CB Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Community Bank as to compliance with the CRA is “Satisfactory” or better.

5.12          Employee Benefit Plans.

5.12.1     CB Disclosure Schedule 5.12.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans (including paid time-off policies and other material benefit policies and procedures), and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by, CB, any CB Subsidiary or any of their ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to CB or any CB Subsidiary and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of CB are eligible to participate (collectively, the “CB Benefit Plans”).

5.12.2     All CB Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws, including but not limited to the Age Discrimination in Employment Act, COBRA, HIPAA and ACA and any regulations promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act, COBRA HIPAA and ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each CB Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either: (i) received a favorable determination letter from the IRS (and there are no circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor; or (ii) is maintained under a prototype plan that has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of CB, there exists no fact that would adversely affect the qualification of any of the CB Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the CB Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits). To CB’s Knowledge, neither CB nor any CB Subsidiary has engaged in a transaction, or omitted to take any action with respect to any CB Benefit Plan that would reasonably be expected to subject CB or any CB Subsidiary to a material unpaid tax or penalty imposed by Chapter 43 of the Code or Sections 409 or 502 of ERISA.

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5.12.3     No CB Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which First West Virginia or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a pension plan maintained by more than one employer as described in Section 413(c) of the Code. Neither CB nor any ERISA Affiliate has ever maintained or contributed to any CB Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a multiemployer plan (as defined in Section 3(37) of ERISA).

5.12.4     All material contributions required to be made under the terms of any CB Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on CB’s consolidated financial statements to the extent required by GAAP. CB and each CB Subsidiary have expensed and accrued as a liability the present value of future benefits under each applicable CB Benefit Plan for financial reporting purposes to the extent required by GAAP.

5.12.5     To CB’s Knowledge, neither CB nor any CB Subsidiary, nor any director or employee of CB or any CB Subsidiary who is a fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of CB Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

5.12.6     No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of CB, has been threatened or is anticipated, against any CB Benefit Plan (other than routine claims for benefits and appeals of such claims), CB or any CB Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any CB Benefit Plan.

5.13          Brokers, Finders and Financial Advisors.

Neither CB nor any CB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, except for the retention of Keefe, Bruyette & Woods, Inc. by CB and the fee payable pursuant thereto.

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5.14          Environmental Matters.

5.14.1     Except as set forth on CB Disclosure Schedule 5.14, with respect to CB and each CB Subsidiary:

(A)     To the Knowledge of CB, each of CB and the CB Subsidiaries, and the CB Loan Properties (as defined in Section 5.14.2) are, and have been, in material compliance with any Environmental Laws;

(B)     Neither CB nor any CB Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of CB, no such action is threatened, before any court, governmental agency or other forum against them or any CB Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by CB, or any of the CB Subsidiaries;

(C)     To the Knowledge of CB, the properties currently owned or operated by CB or any CB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or that are de minimis in nature and extent;

(D)     To the Knowledge of CB, there are no underground storage tanks on, in or under any properties owned or operated by CB or any of the CB Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by CB or any of the CB Subsidiaries except as in compliance with Environmental Laws; and

(E)      During the period of (a) CB’s or any of the CB Subsidiaries’ ownership or operation of any of their respective current properties or (b) CB’s or any of the CB Subsidiaries’ participation in the management of any CB Loan Property, to the Knowledge of CB, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of CB, prior to the period of (x) CB’s or any of the CB Subsidiaries’ ownership or operation of any of their respective current properties or (y) CB’s or any of the CB Subsidiaries’ participation in the management of any CB Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)      Neither CB nor any other CB Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies that did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of the CB Subsidiaries, or with respect to any CB Loan Property.

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5.14.2     For purposes of this Section 5.14, “CB Loan Property” means any property in which CB or an CB Subsidiary presently holds a direct or indirect security interest securing a loan or other extension of credit made by them, including through a participation interest in a loan or other extension of credit other than by CB or a CB Subsidiary.

5.15          Loan Portfolio.

5.15.1     The allowance for loan losses reflected in CB’s audited consolidated statements of financial condition at December 31, 2016 and 2015 were, and the allowance for loan losses shown in the unaudited consolidated financial statements for periods ending after December 31, 2016 were, or will be, adequate, as of the dates thereof, under GAAP.

5.15.2     CB Disclosure Schedule 5.15.2 sets forth a listing, as of the most recently available date (and in no event earlier than September 30, 2017), by account, of: (A) each borrower, customer or other party that has notified Community Bank during the past twelve (12) months of, or has asserted against CB or Community Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of CB, each borrower, customer or other party that has given CB or Community oral notification of, or orally asserted to or against CB or Community, any such claim; and (B) all loans (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of September 30, 2017 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by CB or Community Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

5.15.3     All loans receivable (including discounts) and accrued interest entered on the books of CB and Community Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of CB’s and Community Bank’s respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of CB and Community Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by CB or Community Bank free and clear of any liens.

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5.15.4     The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

5.16          Related Party Transactions.

Neither CB nor any CB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of CB or any CB Subsidiary, except as set forth on CB Disclosure Schedule 5.16. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of CB or any CB Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither CB nor any CB Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

5.17          Board Approval.

The Board of Directors of CB determined that the Merger is fair to, and in the best interests of, CB, approved and declared advisable this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, resolved to recommend approval of this Agreement to the holders of CB Common Stock, and directed that this Agreement be submitted to the holders of CB Common Stock for their approval.

5.18          Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for CB’s own account, or for the account of one or more of CB’s Subsidiaries or their customers, in force and effect as of September 30, 2017, were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of CB, with counterparties believed to be financially responsible at the time; and to the Knowledge of CB each of them constitutes the valid and legally binding obligation of CB or such CB Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither CB nor any CB Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

5.19          Fairness Opinion.

The Board of Directors of CB has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, subject to the terms, conditions, assumptions and qualifications set forth therein, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to CB. Such opinion has not been amended or rescinded as of the date of this Agreement.

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5.20          Duties as Fiduciary.

Community Bank (i) is not presently engaged in any line of business that requires it to act in a “fiduciary capacity” to any other Person and (ii) has, if required by virtue of any line of business in which it previously was engaged in a “fiduciary capacity,” performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. Community Bank has not received notice of any claim, allegation, or complaint from any Person that Community Bank failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in CB’s Financial Statements. For purposes of this Section 5.20 the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act, and (b) possessing investment discretion on behalf of another, and (ii) shall exclude Community Bank’s capacity with respect to individual retirement accounts or the CB Benefit Plans.

5.21          Employees; Labor Matters.

5.21.1     There are no labor or collective bargaining agreements to which CB or any CB Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of CB, threatened against CB or any CB Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of CB, threatened against CB or any CB Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of CB, threatened against CB or any CB Subsidiary (other than routine employee grievances that are not related to union employees). CB and each CB Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither CB nor any CB Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

5.21.2     To CB’s Knowledge, all Persons who have been treated as independent contractors by CB or any CB Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

5.22          CB Information Supplied.

The information relating to CB and any CB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

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5.23          Internal Controls.

5.23.1     The records, systems, controls, data and information of CB and the CB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CB or the CB Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. CB and the CB Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. CB has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and the CB Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

5.23.2     CB has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Board of Directors of CB; (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

5.23.3     Since December 31, 2016, (i) neither CB nor any of the CB Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of CB or any of the CB Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CB or any of the CB Subsidiaries, whether or not employed by it or any of the CB Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CB or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

5.24          Securities Documents.

CB has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“CB SEC Reports”) required to be filed by it with the SEC since January 1, 2015. As of their respective dates, the CB SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the CB SEC Reports has been incorporated by reference into the CB SEC Reports, the CB SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. CB has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the CB SEC Reports.

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5.25          CB Common Stock.

The shares of CB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

5.26          Available Funds

Immediately prior to the Effective Time, CB will have sufficient cash to pay the aggregate Cash Consideration as required by Section 3.3.

ARTICLE VI
COVENANTS OF FIRST WEST VIRGINIA

6.1             Conduct of Business.

6.1.1        Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of CB, which consent will not be unreasonably withheld, conditioned or delayed, First West Virginia will, and it will cause each First West Virginia Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals or consummate the Merger (other than as contemplated in Section 6.10); (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

6.1.2        Negative Covenants. First West Virginia agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by CB in writing, which consent (which may include consent via electronic mail) will not be unreasonably withheld, conditioned or delayed, it will not, and it will cause each of the First West Virginia Subsidiaries not to:

(A)     take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

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(B)     change or waive any provision of its articles of incorporation (or articles of association in the case of Progressive Bank) or bylaws, except as required by law;

(C)     issue any shares of First West Virginia Common Stock, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock (such as stock options or restricted stock awards) or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that: (i) First West Virginia shall continue to declare and pay regular quarterly cash dividends of no more than $0.20 per share with payment and record dates consistent with past practice (provided that the declaration of the last quarterly dividend by First West Virginia prior to the Effective Time and the payment thereof shall be coordinated with CB so that holders of First West Virginia Common Stock do not receive dividends on both First West Virginia Common Stock and CB Common Stock received in the Merger in the same quarter or fail to receive any dividend on First West Virginia Common Stock or CB Common Stock received in the Merger in such quarter); and (ii) any First West Virginia Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations).

(D)     enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $50,000, except as contemplated by this Agreement;

(E)      make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(F)      increase salary or wages, grant or agree to pay any bonus (discretionary or otherwise) or severance or termination pay to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except: (i) for bonuses, incentive payments and salary adjustments in the ordinary course of business consistent with past practice, provided that any increases to such amounts shall not exceed three percent (3%) except as set forth on First West Virginia Disclosure Schedule 6.1.2(F); or (ii) as otherwise contemplated by this Agreement. Neither First West Virginia nor any First West Virginia Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000; provided, however, that a First West Virginia Subsidiary may hire at-will, non-officer employees at an annual compensation rate not to exceed $50,000 to fill vacancies that may from time to time arise in the ordinary course of business; provided, further, that neither First West Virginia nor any First West Virginia Subsidiary shall hire any new employee without first seeking to fill any position internally;

(G)     enter into or, except as may be required by law or regulatory guidance or any such plan or agreement or by the terms of this Agreement and the transactions contemplated herein, modify any pension, retirement, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business and consistent with past practice;

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(H)     merge or consolidate First West Virginia or any First West Virginia Subsidiary with any other Person; sell or lease all or any substantial portion of the assets or business of First West Virginia or any First West Virginia Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between First West Virginia or Progressive Bank and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice; increase the rate of interest paid on deposits, except in the ordinary course of business consistent with the past practice; permit the revocation or surrender by Progressive Bank of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(I)        except for transactions with the FHLB, subject any asset of First West Virginia or of any First West Virginia Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(J)       change its methods, practices or principles of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating First West Virginia or Progressive Bank;

(K)     waive, release, grant or transfer any rights of value or modify or change any existing indebtedness to which First West Virginia or any First West Virginia Subsidiary is a party other than in the ordinary course of business consistent with past practice;

(L)      purchase any securities except securities: (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service; (ii) having a face amount in the aggregate of not more than $1,000,000; and (iii) with a duration of not more than five (5) years;

(M)    except for the renewal of existing lines of credit, (i) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) in excess of $1.5 million or (ii) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) in any amount that would result in a lending relationship to a borrower or an affiliated group of borrowers in excess of $1.5 million;

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(N)     sell, transfer, mortgage, encumber or otherwise dispose of any of its real property (including any real estate owned acquired through foreclosure) with a book value in excess of $500,000 to any person, except as set forth on First West Virginia Disclosure Schedule 6.1.2(N);

(O)     enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(P)      enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(Q)     except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment or change in control agreement;

(R)     make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

(S)      except for the execution of this Agreement, and the transactions contemplated hereby and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any First West Virginia Benefit Plan;

(T)      make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof or as set forth on First West Virginia Disclosure Schedule 6.1.2(T);

(U)     purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(V)     sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless CB has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from CB;

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(W)   undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by First West Virginia or any First West Virginia Subsidiary of more than $25,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;

(X)     pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(Y)     foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, if such Phase I environmental assessment of the property indicates the presence of Materials of Environmental Concern, providing notice to CB thereof prior to final sale;

(Z)      purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(AA)issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with CB and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of CB (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of CB (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(BB)  make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling; or

(CC) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

6.2             Current Information.

6.2.1        During the period from the date of this Agreement to the Effective Time, First West Virginia will cause its representatives to confer with representatives of CB to inform CB regarding First West Virginia’s operations at such times as CB may reasonably request. First West Virginia will promptly notify CB of any material change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving First West Virginia or any First West Virginia Subsidiary. Without limiting the foregoing, senior officers of CB and First West Virginia shall meet monthly to review, to the extent permitted by applicable law, the financial and operational affairs of First West Virginia and the First West Virginia Subsidiaries, and First West Virginia shall give due consideration to CB’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither CB nor Community Bank shall under any circumstance be permitted to exercise control of First West Virginia or any First West Virginia Subsidiary prior to the Effective Time and (ii) First West Virginia shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anticompetitive behavior under federal or state antitrust laws.

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6.2.2        First West Virginia and CB shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of First West Virginia to those used by CB, which planning shall include, but not be limited to: discussion of the possible termination by First West Virginia of third-party service provider arrangements effective at the Effective Time or at a date thereafter; non-renewal of personal property leases and software licenses used by First West Virginia in connection with its systems operations; retention of outside consultants and additional employees to assist with the conversion; and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that First West Virginia shall not be obligated to take any such action prior to the Effective Time and, unless First West Virginia otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time. CB and Community Bank shall indemnify First West Virginia for any reasonable out-of-pocket fees, expenses, or charges that First West Virginia or any First West Virginia Subsidiary may incur as a result of taking, at the request of CB or any CB Subsidiary, any action to facilitate the conversion.

6.2.3        First West Virginia shall provide CB, within fifteen (15) Business Days of the end of each calendar month, a written list of non-performing assets (the term “non-performing assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructurings” as defined in Accounting Standards Codification 310-40, (ii) loans on non-accrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (v) and impaired loans. On a monthly basis, First West Virginia shall provide CB with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. First West Virginia will promptly prepare and provide CB with the minutes of all First West Virginia and Progressive Bank officer and director loan committee meetings.

6.2.4        First West Virginia shall promptly inform CB, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of First West Virginia or any First West Virginia Subsidiary under all applicable laws.

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6.3             Access to Properties and Records.

Subject to Section 11.1, First West Virginia shall permit CB access upon reasonable notice and at reasonable times to its properties and those of the First West Virginia Subsidiaries, and shall disclose and make available to CB during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that First West Virginia reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which CB may have a reasonable interest; provided, however, that First West Virginia shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in First West Virginia’s reasonable judgment, would interfere with the normal conduct of First West Virginia’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. First West Virginia shall provide and shall request its auditors to provide CB with such historical financial information regarding it (and related audit reports and consents) as CB may reasonably request for Securities Law disclosure purposes. CB shall use commercially reasonable efforts to minimize any interference with First West Virginia’s regular business operations during any such access to First West Virginia’s property, books and records. First West Virginia and each First West Virginia Subsidiary shall permit CB, at CB’s expense, to (i) cause a Phase I or Phase II environmental assessment to be performed at any physical location owned or occupied by First West Virginia or any First West Virginia Subsidiary and (ii) cause an appraisal to be performed in respect of any real property owned by First West Virginia or any First West Virginia Subsidiary. CB shall indemnify First West Virginia and its Subsidiaries for all costs and expenses associated with returning any physical location to its previous condition.

6.4             Financial and Other Statements.

6.4.1        Promptly upon receipt thereof, First West Virginia will furnish to CB copies of each annual, interim or special audit of the financial statements of First West Virginia and the First West Virginia Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to First West Virginia by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the financial statements of First West Virginia and the First West Virginia Subsidiaries made by such accountants.

6.4.2        As soon as reasonably available, but in no event later than the date such documents are filed with the FDIC, OCC or FRB, First West Virginia will deliver to CB the First West Virginia Regulatory Report filed by First West Virginia or Progressive Bank. Within twenty-five (25) days after the end of each month, Progressive Bank will deliver to CB a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

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6.4.3        With reasonable promptness, First West Virginia will furnish to CB such additional financial data that First West Virginia possesses and as CB may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

6.5             Maintenance of Insurance.

First West Virginia shall use commercially reasonable efforts to maintain, and to cause the First West Virginia Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that maintained by First West Virginia and the First West Virginia Subsidiaries as of the date of this Agreement and set forth on First West Virginia Disclosure Schedule 4.10.3. First West Virginia will promptly inform CB if First West Virginia or any First West Virginia Subsidiary receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

6.6             Disclosure Supplements.

From time to time prior to the Closing Date, First West Virginia will promptly supplement or amend the First West Virginia Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such First West Virginia Disclosure Schedule or that is necessary to correct any information in such First West Virginia Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such First West Virginia Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7             Consents and Approvals of Third Parties.

First West Virginia shall use its commercially reasonable efforts, and shall cause each First West Virginia Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons or entities necessary for the consummation of the transactions contemplated by this Agreement.

6.8             All Reasonable Efforts.

Subject to the terms and conditions herein provided, First West Virginia agrees to use, and agrees to cause each First West Virginia Subsidiary to use, all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

6.9             Failure to Fulfill Conditions.

If First West Virginia determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify CB.

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6.10          No Solicitation.

6.10.1       From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, First West Virginia shall not, and shall not authorize or permit any of its Subsidiaries or any of its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by First West Virginia or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, induce or encourage, or take any other action to facilitate, any inquiries, offers, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information or data regarding First West Virginia or any of its Subsidiaries or afford access to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than CB), regarding an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which First West Virginia or any of its subsidiaries is a party or (vi) enter into or consummate any agreement, agreement in principle, letter of intent, arrangement or understanding contemplating any Acquisition Proposal or requiring First West Virginia to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of First West Virginia or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by First West Virginia or any of its Subsidiaries shall be deemed to be a breach of this Section 6.10 by First West Virginia. Notwithstanding the foregoing, prior to the adoption and approval of this Agreement by First West Virginia’s stockholders at the First West Virginia Stockholder Meeting, this Section 6.10(a) shall not prohibit First West Virginia from furnishing non-public information regarding First West Virginia and its Subsidiaries to, or entering into discussions with, any person in response to an Acquisition Proposal that is submitted to First West Virginia by such person (and not withdrawn) if (1) the Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, (2) First West Virginia has not breached any of the covenants set forth in this Section 6.10, (3) First West Virginia’s Board of Directors determines in good faith, after consultation with and after receiving the advice of its outside legal counsel, that the failure to do so would be reasonably likely to result in a violation of its fiduciary obligations to the First West Virginia’s stockholders under applicable law, and (4) at least two (2) Business Days prior to furnishing any non-public information to, or entering into discussions with, such person, First West Virginia gives CB written notice of the identity of such person and of First West Virginia’s intention to furnish non-public information to, or enter into discussions with, such person and First West Virginia receives from such person an executed confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between CB and First West Virginia is to CB.

6.10.2       First West Virginia will notify CB in writing within two (2) calendar days of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof and shall provide to CB any written materials received by First West Virginia or any of its Subsidiaries in connection therewith. First West Virginia will keep CB informed immediately of any developments with respect to any such Acquisition Proposal, request or inquiry orally (within one (1) calendar day) upon the occurrence thereof.

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6.10.3       First West Virginia will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing.

6.11          Termination of Certain First West Virginia Benefit Plans

6.11.1       The First West Virginia 401(k) Plan shall be terminated immediately prior to the Effective Time (the “401(k) Plan Termination Date”). As soon as practicable thereafter, CB shall file or cause to be filed all necessary documents with the IRS for a determination letter that the termination of the Plan as of the 401(k) Plan Termination Date will not adversely affect the First West Virginia 401(k) Plan’s qualified status. As soon as practicable following receipt of a favorable determination letter from the IRS regarding the qualified status of the First West Virginia 401(k) Plan upon termination, the account balances in the First West Virginia 401(k) Plan shall be distributed to participants and beneficiaries (and alternative payees, if any,) or transferred to an eligible tax-qualified plan or individual retirement account as a participant or beneficiary (or alternative payee, as the case may be,) may direct, and in accordance with Plan terms. First West Virginia and Progressive Bank shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 6.11.1.

6.11.2 As of the Effective Time, First West Virginia shall, in cooperation with and pursuant to the irrevocable action of CB, terminate each First West Virginia Non-qualified Deferred Compensation Plan, and the amounts due thereunder shall be paid in a lump sum on January 2, 2019 to the participants therein, in accordance with Section 409A of the Code. First West Virginia and Progressive Bank shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 6.11.2, except where doing so would violate Section 409A of the Code.

6.11.3 If requested by CB in writing at least thirty (30) days prior to the Effective Time, First West Virginia shall cause the Progressive Bank Executive Supplemental Life Insurance Plan to be terminated in accordance with its terms, effective immediately prior to the Effective Time.

6.11.4 If requested by CB in writing at least thirty (30) days prior to the Effective Time, First West Virginia shall cause Progressive Bank to send notice of its withdrawal from participation in any First West Virginia Benefit Plan that is a multiple employee welfare arrangement (within the meaning of Section 3(40) of ERISA) in accordance with its terms, effective immediately prior to the Effective Time.

6.12          Stockholder Litigation.

First West Virginia shall promptly notify CB of any stockholder litigation against First West Virginia and/or its directors or Affiliates relating to the transactions contemplated by this Agreement and shall give CB the opportunity to participate at its own expense in the defense or settlement of any such litigation. No such settlement shall be agreed to without CB’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

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ARTICLE VII
COVENANTS OF CB

7.1             Conduct of Business.

7.1.1        Covenants of CB.

(A)     During the period from the date of this Agreement to the Effective Time, except with the written consent of First West Virginia, which consent will not be unreasonably withheld, conditioned or delayed, CB will, and it will cause each CB Subsidiary to: use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would (i) change or waive any provision of its articles of incorporation or bylaws in any way adverse to the rights of First West Virginia stockholders, except as required by law; (ii) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals or consummate the Merger; (iii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; (iv) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; or (v) prevent or impede, or be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(B)     Prior to the Effective Time, CB shall deposit, or shall cause to be deposited, with the Exchange Agent the Exchange Fund.

7.2             Financial and Other Statements.

7.2.1        Promptly upon receipt thereof, CB will furnish to First West Virginia copies of each annual, interim or special audit of the financial statements of CB and the CB Subsidiaries made by its independent registered public accountants.

7.2.2        As soon as reasonably available, but in no event later than the date such documents are filed with the PDOB, FDIC or FRB, CB will deliver to First West Virginia the CB Regulatory Report filed by CB or Community Bank.

7.3             Disclosure Supplements.

From time to time prior to the Closing Date, CB will promptly supplement or amend the CB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such CB Disclosure Schedule or that is necessary to correct any information in such CB Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such CB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

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7.4             Consents and Approvals of Third Parties.

CB shall use its commercially reasonable efforts, and shall cause each CB Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary for the consummation of the transactions contemplated by this Agreement.

7.5             All Reasonable Efforts.

Subject to the terms and conditions herein provided, CB agrees to use and agrees to cause each CB Subsidiary to use reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

7.6             Failure to Fulfill Conditions.

If CB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify First West Virginia.

7.7             Employee Matters.

7.7.1        Except as otherwise provided in this Agreement, CB will review all the First West Virginia Benefit Plans to determine whether to maintain, terminate or continue such plans after the Effective Time. CB will use best efforts so that the former employees of First West Virginia or any First West Virginia Subsidiary who become employees of CB or Community Bank after the Effective Time (“Continuing Employees”) will become eligible to participate in any CB Benefit Plan of similar character (to extent that one exists, other than any CB or CB Subsidiary non-qualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar type of arrangement for “top hat” or key employees), to the extent such participation would not result in the duplication of benefits for the same period of service. Continuing Employees who become participants in a CB Benefits Plan shall be given credit for meeting eligibility and vesting requirements (but not for benefit accrual purposes, except as set forth on CB Disclosure Schedule 7.7.1) in such plans for service as an employee of First West Virginia or any First West Virginia Subsidiary prior to the Effective Time. This Agreement shall not be construed to limit the ability of CB or Community Bank to terminate the employment of any employee of First West Virginia or First West Virginia Subsidiary or to review any First West Virginia Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate. Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by CB hereunder or by operation of law, CB or any CB Subsidiary shall have no obligation arising from and after the Effective Time to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of First West Virginia or any First West Virginia Subsidiary as of the Effective Time.

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7.7.2        CB shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to CB and Community Bank employees. Unless a Continuing Employee affirmatively terminates coverage under a First West Virginia or First West Virginia Subsidiary health plan prior to the time that such Continuing Employee becomes eligible to participate in the CB health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the First West Virginia or First West Virginia Subsidiary health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of CB or Community Bank and their dependents. Continuing Employees who become covered under health plans, programs and benefits of CB or any of its Subsidiaries shall receive credit for any co-payments and deductibles paid under First West Virginia’s health plan for the plan year in which coverage commences under CB’s health plan and shall not be subject to any pre-existing conditions under any such plans. In the event of a termination or consolidation of any First West Virginia or First West Virginia Subsidiary health plan, terminated employees of First West Virginia or any First West Virginia Subsidiary and qualified beneficiaries will have the right to continued coverage under group health plans of CB in accordance with COBRA.

7.7.3        CB agrees to take all other actions necessary to complete the termination of the First West Virginia 401(k) Plan, including filing final Forms 5500 and 5310, that arise or are ongoing after the Effective Time. CB agrees to permit participants in the First West Virginia 401(k) Plan who are Continuing Employees to roll over their account balances from such plans to the CB 401(k) Plan, to the extent permitted by applicable law and in accordance with the CB 401(k) Plan. Prior to the Effective Time, CB or Community Bank shall take any necessary action, including amending the CB 401(k) Plan, to provide that: (i) all Continuing Employees are given service credit with First West Virginia and the First West Virginia Subsidiary for purposes of determining eligibility and vesting under the CB 401(k) Plan, and (ii) Continuing Employees who satisfy the eligibility requirements of the CB 401(k) Plan shall enter the CB 401(k) Plan immediately following the Effective Time.

7.7.4        CB agrees that each full-time First West Virginia employee who is involuntarily terminated by CB (other than for “Cause” as determined by CB ) at or within one year of the Effective Time and who is not covered by a separate severance, change in control or employment agreement or arrangement that specifically provides for severance payment on termination of employment, shall, upon executing an appropriate release in the form reasonably determined by CB, receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at First West Virginia, with a minimum of four weeks of base pay and a maximum equal to 26 weeks of base pay. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full year. For purposes of calculating base pay, First West Virginia employees who are paid on an hourly basis shall be deemed to have a base pay equal to the employee’s average weekly compensation over the two months prior to the termination date.

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7.7.5        CB agrees to make payments to certain specified individuals in the form and amounts as set forth on CB Disclosure Schedule 7.7.5, and such individuals set forth in CB Disclosure Schedule 7.7.5 shall not be eligible for severance pursuant to Section 7.7.4 hereof.

7.7.6        CB shall establish a retention/stay bonus pool in an amount as set forth on CB Disclosure Schedule 7.7.6 for employees of First West Virginia and its Subsidiaries as designated by CB in consultation with and First West Virginia to help retain key employees. The amount and payment date of the retention/stay bonus for each such employee shall be determined by CB in consultation with First West Virginia, but in the aggregate shall not exceed the amount provided on CB Disclosure Schedule 7.7.6.

7.7.7        As soon as reasonably practical after the Effective Time, CB agrees to form an Advisory Board (the “Advisory Board”), which shall be comprised of certain members of the Board of Directors of First West Virginia as of the date of this Agreement who do not become members of the Board of Directors of CB and representatives from the communities served by First West Virginia, in each case as selected by CB. CB shall maintain the Advisory Board for a period of at least twelve (12) months after the Effective Time. The Advisory Board shall meet on a quarterly basis and shall receive compensation for such service in an amount to be determined by CB prior to the Effective Time.

7.8             Directors and Officers Indemnification and Insurance.

7.8.1        For six (6) years following the Effective Time, CB shall maintain in effect First West Virginia’s current directors’ and officers’ liability insurance covering each person currently covered by First West Virginia’s directors’ and officers’ liability insurance policy with respect to claims against such persons arising from facts or events occurring at or prior to the Effective Time; provided, however, that in no event shall CB be required to expend in the aggregate pursuant to this Section 7.8.1 more than 200% of the annual premiums currently paid by First West Virginia for such insurance and, if CB is unable to maintain such policy as a result of this proviso, CB shall obtain the most advantageous policies of directors and officers insurance obtainable as is available by payment of the amount equal to the aforementioned cap; provided, further, that CB may (i) request that First West Virginia obtain an extended reporting period endorsement under First West Virginia’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such person than First West Virginia’s existing insurance policies as of the date hereof.

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7.8.2        In addition to Section 7.8.1, following the Effective Date, CB shall to the fullest extent permitted under applicable law and the current provisions of the articles of incorporation and bylaws (or comparable organizational documents) of First West Virginia and the First West Virginia Subsidiaries (to the extent not prohibited by federal law), indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of First West Virginia or any First West Virginia Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of CB, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each, a “Claim”) in which an Indemnified Party is or is threatened to be made a party or witness in whole or in part or arising in whole or in part out of the fact that such Person is or was an officer or director of First West Virginia or any First West Virginia Subsidiary or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another Person or benefit plan if such Claim pertains to any matter of fact arising, existing, or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time. Any Indemnified Party wishing to claim indemnification under this Section 7.8.2 upon learning of any Claim, shall notify CB (but the failure so to notify CB shall not relieve CB from any liability that it may have under this Section 7.8.2, except to the extent such failure materially prejudices CB). In the event of any such Claim (whether arising before or after the Effective Time) (1) CB shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption CB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if CB elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues that raise conflicts of interest between CB and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and CB shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, CB shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) CB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). CB shall also advance expenses as incurred in each case upon receipt of an undertaking from the Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.

7.8.3        If either CB or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of CB shall assume the obligations set forth in this Section 7.8.

7.8.4        The obligations of CB provided under this Section 7.8 are intended to be enforceable against CB directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of CB.

7.8.5        Any indemnification payments made pursuant to this Section 7.8 are subject to and conditioned on their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

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7.9             Stock Listing.

CB agrees to file with the Nasdaq Stock Market, prior to the Effective Time, a notification form for the listing of all shares of CB Common Stock to be issued in the Merger.

7.10          Reservation of Stock.

CB agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of CB Common Stock to fulfill its obligations under this Agreement.

7.11          Communications to First West Virginia Employees; Training.

CB and First West Virginia agree that as promptly as practicable following the execution of this Agreement, meetings with employees of First West Virginia and the First West Virginia Subsidiaries shall be held at such locations as CB and First West Virginia shall mutually agree, provided that representatives of First West Virginia shall be permitted to attend such meetings. CB and First West Virginia shall mutually agree in advance as to the scope and content of all communications to the employees of First West Virginia and the First West Virginia Subsidiaries regarding this Agreement and the transactions contemplated thereunder. At mutually agreed upon times following execution of this Agreement, representatives of CB shall be permitted to meet with the employees of First West Virginia and the First West Virginia Subsidiaries to discuss employment opportunities with CB, provided that representatives of First West Virginia shall be permitted to attend any such meeting. From and after the first date on which all Regulatory Approvals (and waivers, if applicable) the CB Stockholder Approval and the First West Virginia Stockholder Approval (disregarding any waiting period) have been obtained, CB shall also be permitted to conduct training sessions outside of normal business hours or at other times as First West Virginia may agree, with the employees of First West Virginia and the First West Virginia Subsidiaries and may conduct such training seminars at any branch location of Progressive Bank; provided that CB will in good faith attempt to schedule such training sessions in a manner that does not unreasonably interfere with Progressive Bank’s normal business operations.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1             Meetings of Stockholders.

8.1.1        CB and First West Virginia will each: (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC for the purpose of approving this Agreement and the Merger (the meeting of the stockholders of CB referred to herein as the “CB Stockholders Meeting” and the meeting of the stockholders of First West Virginia referred to herein as the “First West Virginia Stockholders Meeting”), except as otherwise provided in this section; (ii) subject to Section 8.1.2 in the case of First West Virginia, in connection with the solicitation of proxies, have its Board of Directors recommend approval of this Agreement to its respective stockholders; (iii) include such recommendation in the Joint Proxy Statement-Prospectus; (iv) use commercially reasonable efforts to obtain from its respective stockholders a vote approving and adopting this Agreement; and (v) cooperate and consult with each other with respect to each of the foregoing matters.

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8.1.2        Notwithstanding anything in this Agreement to the contrary, at any time prior to the First West Virginia Stockholders Meeting, First West Virginia’s Board of Directors may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would cause it to violate its fiduciary duties under applicable law, withdraw, modify or change its recommendation that the stockholders of First West Virginia approve this Agreement in a manner adverse to CB (a “Change of Recommendation”); provided that prior to any such Change of Recommendation, First West Virginia shall have complied in all material respects with Section 6.10, given CB written notice promptly (and in any event within twenty-four (24) hours) advising it of the decision of First West Virginia’s Board of Directors to take such action and, if the decision relates to an Acquisition Proposal, given CB the material terms and conditions of the Acquisition Proposal or inquiry, including the identity of the person making any such Acquisition Proposal; and provided, further, that if the decision relates to an Acquisition Proposal: (i) First West Virginia shall have given CB two (2) Business Days after delivery of such notice to CB to propose revisions to the terms of this Agreement (or make another proposal) and if CB proposes to revise the terms of this Agreement, First West Virginia shall have negotiated, and shall have caused its financial and legal advisors to negotiate, in good faith with CB with respect to such proposed revisions or other proposal; and (ii) First West Virginia’s Board of Directors shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by CB, if any, that such Acquisition Proposal constitutes a Superior Proposal. If First West Virginia’s Board of Directors does not make the determination that such Acquisition Proposal constitutes a Superior Proposal and thereafter determines not to withdraw, modify or change its recommendation that the stockholders of First West Virginia approve this Agreement in connection with a new Acquisition Proposal, the procedures referred to above shall apply anew and shall also apply to any subsequent withdrawal, amendment or change. In the event of any material revisions to the Acquisition Proposal that result in terms that are less favorable to First West Virginia, First West Virginia shall be required to deliver a new written notice to CB and to again comply with the requirements of this Section 8.1.2 with respect to such new written notice, except that the three (3) Business Day period referred to above shall be reduced to two (2) Business Days. Nothing contained in this Agreement shall prohibit First West Virginia from otherwise disclosing any information to its stockholders that the Board of Directors of First West Virginia determines in good faith (after consultation with its outside legal counsel) that it is required to disclose in order to not breach its fiduciary duties to First West Virginia’s stockholders under applicable law, subject to compliance with the requirements of Section 8.1.2.

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8.2             Joint Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1        For the purposes of (i) registering CB Common Stock to be offered to holders of First West Virginia Common Stock in connection with the Merger with the SEC under the Securities Act, and (ii) holding the CB Stockholders Meeting and the First West Virginia Stockholders Meeting, CB shall prepare, and First West Virginia shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws and the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by CB to the CB stockholders and by First West Virginia to the First West Virginia stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Joint Proxy Statement-Prospectus”). CB shall provide First West Virginia and its counsel with appropriate opportunity to review and comment on the Joint Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Each of CB and First West Virginia shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and CB and First West Virginia shall thereafter promptly mail the Joint Proxy Statement-Prospectus to its respective stockholders. CB shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and First West Virginia shall furnish all information concerning First West Virginia and the holders of First West Virginia Common Stock as may be reasonably requested in connection with any such action.

8.2.2        CB shall, as soon as practicable after the date of this Agreement, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. CB will advise First West Virginia promptly after CB receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of CB Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and CB will provide First West Virginia with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as First West Virginia may reasonably request.

8.2.3        First West Virginia and CB shall promptly notify the other party if at any time it becomes aware that the Joint Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, First West Virginia shall cooperate with CB in the preparation of a supplement or amendment to such Joint Proxy Statement-Prospectus that corrects such misstatement or omission, and CB shall file an amended Merger Registration Statement with the SEC, and CB and First West Virginia shall each mail an amended Joint Proxy Statement-Prospectus to its respective stockholders.

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8.3             Regulatory Approvals.

Each of First West Virginia and CB will cooperate with the other and use reasonable efforts to promptly prepare and as soon as practicable following the date hereof file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the Bank Regulators or any other third parties or Governmental Entities necessary to consummate the transactions contemplated by this Agreement. First West Virginia and CB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of First West Virginia or CB to any Bank Regulator or Governmental Entity in connection with the Merger, Bank Merger and the other transactions contemplated by this Agreement. First West Virginia shall have the right to review and approve in advance all characterizations of the information relating to First West Virginia and any First West Virginia Subsidiary that appears in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, First West Virginia and CB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing. Each of First West Virginia and CB will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement. Each of CB and First West Virginia agrees to keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other party upon receiving any communication from a Bank Regulator or Governmental Entity, the consent or approval of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement, that causes such party to believe that there is a reasonable likelihood that any required consent or approval from a Bank Regulator or Governmental Entity will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”).  Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing, CB shall, to the extent permitted by applicable law (i) promptly advise First West Virginia of the receipt of any substantive communication from a Bank Regulator or Governmental Entity with respect to the transactions contemplated hereby, (ii) provide First West Virginia with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Bank Regulator or Governmental Entity with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) provide First West Virginia (as permitted by such Bank Regulators) with a reasonable opportunity to participate in any meetings or substantive telephone conversations that CB or any CB Subsidiaries or their respective representatives may have from time to time with any Bank Regulator or Governmental Entity with respect to the transactions contemplated by this Agreement

ARTICLE IX
CLOSING CONDITIONS

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9.1             Conditions to Each Party’s Obligations Under this Agreement.

The respective obligations of each party to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1        Stockholder Approval. This Agreement and each transaction contemplated hereby requiring stockholder approval shall have been approved and adopted by the requisite vote of each of the stockholders of CB and First West Virginia.

9.1.2        Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3        Regulatory Approvals. All Regulatory Approvals required to complete the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired and no such approval, authorization or consent shall include any condition or requirement that would result in a Material Adverse Effect on CB or First West Virginia.

9.1.4        Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of CB Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5        Nasdaq Listing. CB shall have filed with the Nasdaq Stock Market a notification form for the listing of all shares of CB Common Stock to be issued in the Merger, and the Nasdaq Stock Market shall have authorized and not have objected to the listing of such shares of CB Common Stock.

9.2             Conditions to the Obligations of CB Under this Agreement.

The obligations of CB to effect the Closing shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date, unless waived by CB:

9.2.1        Representations and Warranties. Each of the representations and warranties of First West Virginia set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which representations and warranties only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and First West Virginia shall have delivered to CB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of First West Virginia as of the Closing Date.

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9.2.2        Agreements and Covenants. First West Virginia and each First West Virginia Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and CB shall have received a certificate signed on behalf of First West Virginia by the Chief Executive Officer and Chief Financial Officer of First West Virginia to such effect dated as of the Closing Date.

9.2.3        No Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event or circumstance that has had a Material Adverse Effect on First West Virginia.

9.2.4        Tax Opinion. CB shall have received an opinion of Luse Gorman, PC, counsel to CB, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the Code.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of CB, First West Virginia and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

9.2.5        Dissenting Shares. As of immediately prior to the Effective Time, not more than 10.0% of the issued and outstanding shares of First West Virginia Common Stock shall have perfected their right to dissent under the WVBCA in accordance with Section 3.1.7 herein.

9.3             Conditions to the Obligations of First West Virginia Under this Agreement.

The obligations of First West Virginia to effect the Closing shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date, unless waived by First West Virginia:

9.3.1        Representations and Warranties. Each of the representations and warranties of CB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which representations and warranties only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and CB shall have delivered to First West Virginia a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of CB as of the Closing Date.

9.3.2        Agreements and Covenants. CB and Community Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and First West Virginia shall have received a certificate signed on behalf of CB by the Chief Executive Officer and Chief Financial Officer of CB to such effect dated as of the Closing Date.

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9.3.3        No Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event or circumstance that has had a Material Adverse Effect on CB.

9.3.4        Tax Opinion. First West Virginia shall have received an opinion of Bowles Rice LLP, special counsel to First West Virginia, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the Code.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of CB, First West Virginia and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

10.1          Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of CB and First West Virginia (except as otherwise indicated below):

10.1.1     By the mutual written agreement of CB and First West Virginia;

10.1.2     By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, conditioned upon the breaching party promptly commencing to cure the breach and thereafter continuing to cure the breach; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by First West Virginia) or Section 9.3.1 (in the case of a breach of a representation or warranty by CB);

10.1.3     By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party, conditioned upon the breaching party promptly commencing to cure the breach and thereafter continuing to cure; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by First West Virginia) or Section 9.3.2 (in the case of a breach of covenant by CB);

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10.1.4     By either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by CB and First West Virginia; provided, that no party may terminate this Agreement pursuant to this Section 10.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

10.1.5     By either party, in the event of the failure of (i) First West Virginia’s stockholders to approve the Agreement at the First West Virginia Stockholder Meeting; provided, however, that First West Virginia shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 8.1.1 (subject to Section 8.1.2) or (ii) CB’s stockholders to approve the Agreement at the CB Stockholders Meeting; provided, however, that CB shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 8.1.1;

10.1.6     By either party if (i) final action has been taken by a Bank Regulator whose approval is required to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

10.1.7     By CB, if (i) First West Virginia shall have breached its obligations under Section 6.10 or 8.1 (subject to Section 8.1.2) or (ii) if First West Virginia has received a Superior Proposal and the Board of Directors of First West Virginia does not publicly recommend in the Joint Proxy Statement-Prospectus that stockholders approve this Agreement or if, after recommending in the Joint Proxy Statement-Prospectus that stockholders approve this Agreement, the Board of Directors effects a Change of Recommendation.

10.1.8     By First West Virginia if First West Virginia has received a Superior Proposal and the Board of Directors of First West Virginia has made a determination to accept such Superior Proposal but only if First West Virginia’s Board of Directors has determined in good faith, after consultation with legal counsel, that the failure to take such action would cause the Board of Directors to violate its fiduciary duties under applicable law.

10.2          Effect of Termination.

10.2.1     If this Agreement is terminated pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.2, 11.1, 11.2, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11, and any other section that, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

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10.2.2     If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)     Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)     If this Agreement is terminated because of a willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)     As a condition of CB’s willingness, and in order to induce CB to enter into this Agreement, and to reimburse CB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, First West Virginia hereby agrees to pay CB, and CB shall be entitled to payment of, $2,500,000 (the “Termination Fee”) by wire transfer of same day funds on the earlier of (x) the date of termination or, if such date is not a Business Day, on the next following Business Day or (y) within three (3) Business Days after written demand for payment is made by CB, as applicable, following the occurrence of any of the events set forth below:

(i)              First West Virginia terminates this Agreement pursuant to Section 10.1.8 or CB terminates this Agreement pursuant to Section 10.1.7; or

(ii)            In the event that (a) a bona fide Acquisition Proposal has been publicly announced or otherwise made known to the senior management or Board of Directors of First West Virginia, (b) thereafter, this Agreement is terminated (1) by CB pursuant to Section 10.1.2 or 10.1.3 because of a breach by First West Virginia or any First West Virginia Subsidiary; (2) by CB pursuant to Section 10.1.4; or (3) by CB or First West Virginia pursuant to Section 10.1.5 because of the failure of the stockholders of First West Virginia to approve this Agreement at the First West Virginia Stockholders Meeting, and (c) within one (1) year after such termination, First West Virginia enters into a definitive agreement relating to an Acquisition Proposal or the consummates an Acquisition Proposal.

(D)     As a condition of First West Virginia’s willingness, and in order to induce First West Virginia to, enter into this Agreement, and to reimburse First West Virginia for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, CB hereby agrees to pay First West Virginia, and First West Virginia shall be entitled to the payment of, the amount of First West Virginia’s actual and documented out-of-pocket expenses incurred in connection with due diligence, negotiation and execution of this Agreement and undertaking the transactions contemplated by this Agreement, not to exceed $500,000, by wire transfer of same day funds within three (3) Business Days after written demand for payment (with appropriate supporting documentation) is made by First West Virginia only in the event that this Agreement is terminated by First West Virginia pursuant to (i) Section 10.1.3 because of a breach by CB of the terms of Section 8.1.1 or (ii) Section 10.1.5 so long as the failure of CB’s stockholders to approve this Agreement results from CB’s breach of the terms of Section 8.1.1.

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(E)      First West Virginia and CB acknowledge that the agreements contained in this Section 10.2.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by First West Virginia and CB pursuant to this Section 10.2.2 constitute liquidated damages and not a penalty and shall be the sole and exclusive monetary remedy of such party if this Agreement is terminated on the bases specified in such section.

10.3          Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of CB and First West Virginia), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of CB or First West Virginia, there may not be, without further approval of such stockholders, any amendment of this Agreement that decreases the amount or value, or changes the form of, the Merger Consideration to be delivered to First West Virginia’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to this Article X may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XI
MISCELLANEOUS

11.1          Confidentiality.

Except as specifically set forth herein, CB and First West Virginia mutually agree to be bound by the terms of the Confidentiality Agreement, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.2 and 6.3 and Sections 7.2 and 7.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreement. The parties hereto agree that the Confidentiality Agreement shall continue in accordance with their terms, notwithstanding the termination of this Agreement.

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11.2          Public Announcements.

First West Virginia and CB shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither First West Virginia nor CB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto provided, however, that nothing in this Section 11.2 shall be deemed to prohibit any party from making any disclosure that it deems necessary to satisfy such party’s disclosure obligations imposed by law.

11.3          Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein that by their terms apply in whole or in part after the Effective Time.

11.4          Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:

If to First West Virginia, to:	William G. Petroplus, Esq.
Chairman, President and Chief Executive Officer
First West Virginia Bancorp, Inc.
1701 Warwood Avenue
Wheeling, West Virginia 26003

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With required copies to:	Sandra M. Murphy, Esq.
Bowles Rice LLP
600 Quarrier Street
Charleston, West Virginia 25301

If to CB, to:	Barron P. McCune, Jr.
Vice Chairman and Chief Executive Officer
CB Financial Services, Inc.
90 West Chestnut Street
Washington, Pennsylvania 15301

With required copies to:	Eric Luse, Esq. Scott Brown, Esq.
Luse Gorman, PC
5335 Wisconsin Avenue, NW, Suite 780
Washington, DC 20015

or such other address as shall be furnished in writing by any party.

11.5          Parties in Interest.

This Agreement and the Voting Agreements shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns; provided, however, that neither this Agreement and the Voting Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for Sections 7.7 and 7.8 hereof nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

11.6          Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.

11.7          Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

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11.8          Severability.

If any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision that, insofar as practical, implements the purposes and intents of this Agreement.

11.9          Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

11.10       Interpretation.

When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.11       Specific Performance.

The parties hereto agree that irreparable damage would occur if the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief; provided, however, that no specific performance will be available to either party if it has already received a termination fee pursuant to Section 10.2.

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11.12       Waiver of Trial by Jury.

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based on, or rising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

[Signature page follows this page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

CB FINANCIAL SERVICES, INC.

/s/ Barron P. McCune, Jr.
Name: Barron P. McCune, Jr.
Title: Vice Chairman and Chief Executive Officer

FIRST WEST VIRGINIA BANCORP, INC.

/s/ William G. Petroplus, Esq.
Name: William G. Petroplus, Esq.
Title: Chairman, President and Chief Executive Officer